                    [INSERT EMPIRE FINANCIAL HOLDING CO LOGO]





                        1,000,000 Shares of Common Stock


                                   -----------
                        EMPIRE FINANCIAL HOLDING COMPANY
                                   -----------


         This is our initial public offering. Our common stock has been approved for listing on the American Stock Exchange, subject to official notice of issuance, under the trading symbol EFH.

         The market price of the shares after the offering may be higher or lower than the offering price.

         AN INVESTMENT IN OUR SHARES INVOLVES CERTAIN RISKS. SEE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

================================================================================

                                                   Per Share           Total
--------------------------------------------------------------------------------


Price to the public........................        $6.00            $6,000,000
--------------------------------------------------------------------------------
Underwriting commissions and other fees....        $ .42            $  420,000
--------------------------------------------------------------------------------
Proceeds, before expenses, to us...........        $5.58            $5,580,000
================================================================================

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


         We have entered into a firm commitment underwriting agreement with the underwriters for the sale of the shares in this offering. One of our subsidiaries, Empire Financial Group, Inc., will be one of the underwriters participating in this offering.


          ------------------------------------------------------------


KEEFE, BRUYETTE & WOODS, INC.                       EMPIRE FINANCIAL GROUP, INC.



                  The date of this prospectus is April 9, 2002

                               Operating Structure


                   [LOGO OF EMPIRE FINANCIAL HOLDING COMPANY]


          -------------------------------------------------------------


   [LOGO OF EMPIRE          [LOGO OF ADVANTAGE             [LOGO OF EMPIRE
FINANCIAL GROUP, INC.]     TRADING GROUP, INC.]       INVESTMENT ADVISORS, INC.]

  Empire Financial          Advantage Trading             Empire Investment
     Group, Inc.               Group, Inc.                 Advisors, Inc.

* Established in 1990     * Established in 1995         * Established in 1999

* Provides traditional    * Provides securities         * Provides financial and
  discount and online       order execution and           investment advisory
  financial brokerage       clearing services             services
  services
                                                        * Commenced operations
* 22,000 retail accounts  * Self clearing                 in May 2001

* Provides full service   * Clears Empire's             * www.EmpireInvestmentAdvisors.com
  brokerage services        retail trades

* Services independent    * www.AdvantageTrading.com
  representatives

* www.empirenow.com

                                TABLE OF CONTENTS





Summary........................................................................1
Risk Factors...................................................................6
Cautionary Note on Forward-Looking Statements.................................12
Determination of Offering Price...............................................12
Use of Proceeds...............................................................13
Dividend Policy...............................................................14
Dilution......................................................................14
Capitalization................................................................16
Selected Consolidated Financial Data..........................................17
Management's Discussion and Analysis of Financial Condition and Results
of Operations.................................................................18
Business......................................................................27
Directors and Executive Officers..............................................38
Security Ownership of Certain Beneficial Owners and Management................42
Certain Transactions..........................................................43
Description of Capital Stock..................................................43
Shares Eligible for Future Sale...............................................45
Underwriting..................................................................46
Legal Matters.................................................................49
Experts.......................................................................49
Where You Can Find More Information...........................................50


         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

         Unless indicated otherwise, references to "we," "us" "the Company" or "Empire" mean Empire Financial Holding Company and its wholly owned subsidiaries Advantage Trading Group, Inc., Empire Financial Group, Inc. and Empire Investment Advisors, Inc.


         Except as otherwise indicated, the information contained in this prospectus does not give effect to up to 1,000,000 shares of common stock issuable upon the exercise of options that may be granted under our 2000 Incentive Compensation Plan or 100,000 shares of common stock issuable upon exercise of warrants to be issued to Keefe, Bruyette & Woods, Inc. In addition, all references to shares of common stock in this prospectus reflect a 1.3 to 1 stock split of our common stock which was effective as of December 3, 2001.

                                     SUMMARY

         Because this is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully, and you should consider the risk factors and our financial statements and accompanying notes that appear later in this prospectus.

                                    About Us

         We are a financial brokerage services firm serving institutional, retail and wholesale customers. Our services are delivered through the Internet and traditional means. Our business model emphasizes the following operating elements: full-service and discount retail securities brokerage via both telephone and the Internet; securities order execution, acting as principal in securities transactions for approximately 100 broker dealers; fee-based investment advisory services, and securities clearing and settling securities trades on behalf of our customers. We also enable other broker dealers to complete their customers' brokerage transactions by providing securities order execution and clearing services. We provide private-label brokerage services and advisory solutions to broker dealers and other financial institutions. Our proprietary technologies support our operating businesses. These technologies help us produce a diversified revenue stream within the financial services industry.

         We have three operating subsidiaries, Empire Financial Group, Inc., which conducts our retail discount and full service brokerage operation and services independent registered representatives; Advantage Trading Group, Inc., which conducts our securities order execution and clearing operations; and Empire Investment Advisors, Inc., which began providing financial and investment advisory products and services in May 2001.

         We provide financial brokerage services directly to our retail customers, including individuals and small to mid-sized institutions such as hedge funds, money managers, mutual funds and pension funds. Approximately 53% of our 2001 revenues and approximately 38% of revenues for 2000 were derived from commissions and fees generated in connection with our retail financial brokerage services. Our retail customers may place their securities orders online through our secure website located at www.empirenow.com or via telephone by calling our retail trading desk at 1-877-lowfees (1-877-569-3337). We charge our customers an agreed upon brokerage commission. Our current online retail trading commissions start at $5.00 per trade and our broker assisted trades start at $19.00 per trade.

         In July 2001, we acquired specified assets of Centennial Capital Management Inc., consisting primarily of contract rights with independent registered representatives with an estimated useful life of approximately 3.3 years, and assumed specified liabilities, primarily contract obligations. Centennial Management was in the business of processing securities transactions for, and providing other support services to, independent registered representatives located throughout the United States. After we completed this transaction, most of these independent registered representatives began to process securities transactions through us. For a fee and a participation in their revenues, we provide these representatives with back office support, client statements and reports, branch office regulatory compliance and advisory services. These representatives typically pay all of their office and marketing expenses. Of the total purchase price of approximately $2,126,000, approximately $406,000 has been paid by us and, assuming completion of this offering, the balance will be paid in cash no later than five business days after completion of this offering.

         We also provide services to unaffiliated broker dealers and other financial institutions that want to provide expanded services to their retail customers under their own brand label. We refer to this as private label brokerage services. We are currently providing private label brokerage services to 12 financial institutions. We provide their retail customers with the same level of service and full range of products offered to our own retail customers. We also charge their retail customers commissions and fees similar to those charged to our own retail customers. We pay these institutions fees based on transaction volume generated by their retail customers.

         Our securities order execution services involve filling orders to purchase or sell securities received from approximately 100 independent broker dealers on behalf of their retail and institutional customers. We typically act as principal in these transactions and derive our order execution trading revenues, net, from the difference between the price paid when a security is bought and the price received when that security is sold. Therefore, we seek to take advantage of daily stock price fluctuations to maximize our revenues. We typically do not receive a fee or commission for providing order execution services. Approximately 40% of our revenues for the year ended December 31, 2001 and approximately 50% of our revenues for the year ended December 31, 2000 were derived from these services. We reduce the expenses associated with our order execution services by clearing our own trades. We believe our ability to clear transactions, unlike many other order execution firms, provides us with a competitive advantage in that we are able to control costs and provide better service. We normally close out our trade positions at the end of each day and do not maintain securities inventory. This helps us reduce our exposure to market volatility and lowers our overall risk profile.

         We also provide clearing services to other unaffiliated broker dealers. Our clearing services involve account settlement and delivery functions. To date, we have been engaged by eight unaffiliated broker dealers to provide these services.


         In May 2001, we began offering fee-based investment advisory services to our customers, independent registered investment advisors and unaffiliated broker dealers through our wholly owned subsidiary Empire Investment Advisors. These services are web-based and are delivered through a platform that combines a variety of independent third party providers. Services include access to separate account money managers, managed mutual fund portfolios, asset allocation tools, separate account manager and mutual fund research, due diligence and quarterly performance review. We charge our customers an all-inclusive fee for these services, which is based on assets under management. The current annual fee is equal to approximately 85 basis points times the assets under management.

                                How to Contact Us

         Our principal executive offices are located at 1385 West State Road 434, Longwood, Florida 32750, and our telephone number is 1-800-lowfees (1-800-569-3337). Our website is located at www.empirenow.com. Information on our website is not part of this prospectus.

                               About the Offering


     Common stock offered.........................1,000,000 shares

     Common stock to be
      outstanding after the
      offering....................................5,000,000 shares

     Use of net proceeds..........................To enhance net capital, complete Centennial Capital
                                                  transaction, pursue new
                                                  business initiatives and other
                                                  general corporate purposes.

     American Stock Exchange
      (AMEX)Symbol................................EFH

                 Conversion from S Corporation to C Corporation

         We are currently an S corporation for federal and state income tax purposes and our taxable income has been taxed directly to our current shareholders. We distributed $1,200,000 to our existing shareholders in April 2001 related to their tax liability for our taxable income for 2000 and plan to make a similar distribution in April 2002 related to their tax liability for our taxable income for 2001. For the year ended December 31, 2001, 39.1% of our taxable income equals approximately $600,000.

         We will make a final distribution to our existing shareholders not later than April 2003 related to their income taxes arising from our taxable income from January 1, 2002 until completion of this offering. We will distribute to them approximately 39.1% of our taxable income for the period.

         On the effective date of this offering, our election to be treated as an S corporation will automatically terminate and we will be subject to federal and state taxes on subsequent taxable income.

                   Summary Consolidated Financial Information


         You should read the following summary of our financial statements in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including the related notes, included in this prospectus.



                                                         Year Ended December 31,
                                          --------------------------------------------------
                                              2001             2000               1999
                                          -------------   ---------------    ---------------
Statement of Income data:
   Order execution trading revenues,
       net                                  $ 7,724,244     $14,117,905        $10,441,910
    Commissions and fees                     10,428,857      10,939,186          6,134,454
    Total revenues                           19,510,259      28,442,689         17,598,303
    Total expenses                           17,974,978      25,845,112         14,139,977
    Net income                                1,535,281       2,597,577          3,458,326
                                            -----------     -----------        -----------

    Earnings per share--basic and
       diluted                              $      0.38     $      0.65        $      0.86
                                            ===========     ===========        ===========

Unaudited pro forma information:
    Net income before income
       taxes                                $ 1,535,281     $ 2,597,577        $ 3,458,326
    Provision for income taxes                  577,700         977,500          1,300,000
                                            -----------     -----------        -----------

    Net income                              $   957,581     $ 1,620,077        $ 2,158,326
                                            ===========     ===========        ===========

    Pro forma earnings per share--
       basic and diluted                    $      0.24     $      0.41        $      0.54
                                            ===========     ===========        ===========

Weighted average shares
    outstanding                               4,000,000       4,000,000          4,000,000


                                                                  December 31, 2001                   December 31, 2000
                                                       ----------------------------------------    -------------------------
                                                             Actual             As Adjusted                 Actual
                                                       -------------------    -----------------    -------------------------
Balance sheet data:
    Cash and cash equivalents                              $ 1,803,323          $ 7,263,923              $ 1,912,299
    Total assets                                            17,575,416           22,965,416               18,551,857
    Total liabilities                                       14,605,340           15,205,340               15,174,912
    Shareholders' equity                                     2,970,076            7,760,076                3,376,945

         We have been taxed as an S corporation, and, accordingly, our taxable income has been taxed directly to our shareholders. Pro forma net income amounts assume that we were subject to federal and state income taxes and taxes as a C corporation at the statutory tax rates in effect for the periods presented. On the effective date of this offering, our election to be treated as an S corporation will automatically terminate, and we will be subject to federal and state taxes on subsequent taxable income.

         The "As Adjusted" column reflects adjustments taking into account the sale of the shares of common stock in this offering the receipt of the estimated $5,390,000, net proceeds, capitalization of $70,600 of deferred offering costs, and a reclassification for the expected payment to our existing shareholders of $600,000 relating to their tax liability for our taxable income for the year ended December 31, 2001.

                                  RISK FACTORS

         You should carefully consider the risks and uncertainties described below before making an investment decision. Our business, financial condition and operating results could be adversely affected by any of the factors listed below, which could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Decreased transaction volume could continue to reduce our revenues.

         Our revenues depend on the volume of securities transactions that we handle for our customers. Transaction volume in the securities industry can fluctuate widely both in markets where prices are rising and also in markets where prices are falling. Our securities transaction volume decreased approximately 16% during 2001 compared to 2000 and our order execution transaction volume decreased approximately 20% during the same periods. Further decreases in the volume of transactions could result in reduced revenues and adversely affect our profitability.

Our revenues could be reduced significantly due to market price fluctuations.

         Our order execution services involve the purchase and sale of securities predominantly as principal, instead of buying and selling securities as an agent for our customers. As a result, we own securities or are required to buy securities to complete customer transactions. During the period that we own the securities, market prices could fluctuate significantly which could result in lost revenues to us and adversely affect our profitability.

A reduction in our commission rates could adversely affect our revenues and profitability.

         Intense competition from existing and new brokerage services may harm our business. The market for online brokerage services is relatively new, rapidly evolving, intensely competitive and has few barriers to entry. We expect competition to continue and intensify in the future. Discount brokerage firms may continue to reduce their commission rates in an effort to offer the lowest transaction costs to investors. Because many of our competitors have significantly greater financial, technical, marketing and other resources, offer a wider range of products and services and have more extensive client bases than we do, they may be able to respond more quickly to new or changing opportunities, technologies and client requirements than us. They may also be able to undertake more extensive promotional activities, offer more attractive terms to clients and adopt more aggressive pricing policies than us. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties or may consolidate to enhance their services and products. Many of these firms have greater transaction volume and offer a wider range of services than we do, which allows them to compensate for lower commission rates. Our current commission fees for online trading start at $5.00 per trade.

Our independent registered representatives could leave or affiliate with a competitor.

         The independent registered representatives can terminate their relationship with us on little or no notice and could associate with another broker dealer. The independent registered representatives can transfer their client accounts which could adversely affect our revenues.

A reduction in order flow payments could negatively impact revenues.

         We have arrangements with various investment banking and securities brokerage firms under which we pay them to send their trade orders to us for execution. This is known as paying for order flow. To attract order flow, we must be competitive on:

         o providing enhanced liquidity to our customers;

         o the speed of our order execution;

         o payment for order flow;

         o the sophistication of our trading technology; and

         o the quality of our customer service.

Loss of the ability to have orders routed to us in this manner could reduce our transaction volume and therefore reduce our revenues and adversely affect our profitability.

We are subject to securities regulation and failure to comply could subject us to penalties or sanctions that could harm our business.

         Our business is subject to federal and state laws regulating the securities industry. In addition, the Securities and Exchange Commission, or the SEC, the National Association of Securities Dealers, Inc., or the NASD, and other self-regulatory organizations, as well as the various stock exchanges and state securities commissions, require strict compliance with their rules and regulations. Broker dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker dealers, use and safekeeping of clients' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees.

         Errors in performing clearing functions and failure to comply with related regulatory requirements could create liabilities to affected customers and lead to civil penalties imposed by the SEC or the NASD. Clearing services include the confirmation, receipt, settlement and delivery functions involved in securities transactions. Clearing securities firms are subject to substantially more regulatory control and examination than non-clearing firms because clearing operations involve substantial risks of liability to customers due to clerical errors related to the handling of customer funds and securities. We are also required to maintain cash or qualified securities in a special reserve bank account for the exclusive benefit of our customers.

         Failure to comply and disputes concerning compliance with any of these laws, rules or regulations could result in substantial expenses for us as well as censure, fines, the issuance of cease and desist orders or suspension or expulsion as a broker dealer.

Potential governmental regulation of the Internet and online commerce could harm our business.

         Our business could be harmed by future legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet and other online services. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our trading systems and services and increase our cost of doing business.

Failure to comply with net capital requirements could subject us to suspension or revocation of our broker dealer registration by the SEC or expulsion by the NASD.

         We are subject to stringent rules promulgated by the SEC, the NASD and various other regulatory agencies with respect to the maintenance of specific levels of net capital by securities brokers. Failure to maintain the required net capital may subject us to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD or other regulatory bodies and ultimately could require our liquidation. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against our net capital could limit our operations that require the intensive use of capital, such as the financing of client account balances.

Failure to qualify as a foreign corporation could result in the imposition of taxes and penalties that would increase our costs.

         Our subsidiaries Advantage Trading Group, Inc. and Empire Financial Group, Inc. are both currently registered as broker dealers in all 50 states as well as Puerto Rico, but are qualified to do business as a foreign corporation in only a few states. Because our services are available over the Internet and we have customers in many states, we and/or any of our subsidiaries may be required to qualify as a foreign corporation. If we fail to qualify as a foreign corporation in states that may require such qualifications, we may be penalized.

Employee misconduct could result in regulatory sanctions and unanticipated costs.

         Because our business involves handling cash and marketable securities on behalf of our customers, employee misconduct could result in unknown and unmanaged risks or losses. Misconduct by employees could also include binding us to transactions that exceed authorized limits or present unacceptable risks or hiding from us unauthorized or unsuccessful activities.

If our retail customers do not repay us for credit we extend to them, our financial condition could be negatively impacted.

         Periods of volatile markets increase the risks inherent in extending credit to the extent that we permit our retail customers to purchase securities on a margin basis. Under such circumstances the value of the collateral held by us could fall below the amount borrowed by the customer. We may then be required to sell or buy securities at prevailing market prices and incur losses to satisfy customer obligations. As of December 31, 2001, we had extended approximately $8,775,000 in credit to our retail customers, accounting for approximately 50% of our total assets. We may be required to sell or buy securities at prevailing market prices and incur losses to satisfy customer obligations which could have a substantial negative impact on our financial condition.

If we are unable to keep up with rapid technological changes in a cost-effective manner, we may lose business.

         Our future success will depend, in part, on our ability to develop and use new technologies, respond to technological advances, enhance our existing services and products, and develop new services and products in a timely and cost-effective manner. The market for brokerage services and, particularly, electronic brokerage services over the Internet, is characterized by rapid technological change, changing client requirements, frequent service and product enhancements and introductions, and emerging industry standards. The introduction of services or products embodying new technologies and the emergence of new industry standards can render existing services or products obsolete and unmarketable.

Interruption or loss of content provided by third parties could cause us to lose customers, harming our business.

         We rely on third-party content providers for much of the financial information we offer through our website and are therefore dependent on the ability of third-party content providers to deliver content in a timely and consistent manner. Interruption or termination of our existing third-party content supply would require us to seek content from other third parties. Delays in obtaining replacement content could cause us to lose customers.

Disruption of our computer systems and/or those of our vendors and systems failures could cause our revenues to decline and our business reputation to suffer.

         We rely heavily on various electronic media. We receive trade orders using the Internet and telephone. In addition, we process trade orders through our own systems and those of Bear Stearns Securities Corp., ABN Amro Incorporated, The Vantra Group, Inc. and Automated Data Processing, Inc. These methods of trading are heavily dependent on the integrity of the electronic systems supporting them.

         Heavy system traffic during peak trading times could cause our systems to operate at unacceptably low speeds or fail altogether. Any significant degradation or failure of our computer systems, those of our vendors, or any other systems in the trading process (e.g., online service providers, record keeping and data processing functions performed by third parties and third-party software such as Internet browsers) could cause clients to suffer delays in trading. These delays could cause substantial losses for our clients and could subject us to claims from clients for losses, including litigation claiming fraud or negligence. Our computer systems are also vulnerable to damage or interruption from human error, natural disasters, power loss, sabotage or computer viruses.

If our systems security is compromised, our reputation may suffer and we may lose business.

         Any compromise of our systems' security could harm our business. The secure transmission of confidential information over public networks is a critical element of our operations. We and our vendors rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. However, advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise of our systems' security.

Claims of infringement may increase our costs and disrupt our business.

         Other parties may claim that we infringe on their intellectual property rights. Regardless of whether any such claims are valid, claims of infringement could be time-consuming and expensive to defend, could divert our resources and our management's attention. If we are forced to stop using any software, systems or processes that are important to run our operations, our business may be disrupted and our costs significantly increased.

If we are unable to obtain additional capital when we need it, we may not be able to effectively compete in the marketplace.

         We currently anticipate that our available cash resources, combined with the net proceeds from the offering, will be sufficient to meet our presently anticipated working capital and capital expenditure requirements for at least the next 12 months. In the future, however, we may need to raise additional funds in order to support further expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. We cannot assure you that additional financing will be available when needed on terms favorable to us or on terms that will not result in dilution to our existing shareholders. Our lines of credit are subject to annual renewal in May of each year. As of December 31, 2001 we had an outstanding balance of $1,032,000 under these lines of credit. We cannot assure you that our lines of credit will be renewed and if it not renewed it may affect our ability to operate.

Disagreements between our co-chief executive officers could hinder our growth.

         Our management team is currently headed by our co-chairmen, co-chief executive officers and co-presidents, Kevin M. Gagne and Richard L. Goble. Messrs. Gagne and Goble may disagree in the future regarding business decisions. Our bylaws provide that disagreements between our co-chairmen, co-chief executive officers and co-presidents will be decided by our board of directors. Nevertheless, our business could suffer if we frequently have to resort to this dispute resolution procedure.

Since Kevin M. Gagne and Richard L. Goble own most of our common stock and control us, minority shareholders will have little say in the direction of the company.

         Upon completion of this offering, our co-chairmen, co-chief executive officers and co-presidents, Kevin M. Gagne and Richard L. Goble, will beneficially own approximately 80% of our common stock. Accordingly, following completion of this offering, these two individuals will control us and have the power to, among other matters, to elect all directors, increase our authorized capital stock or cause us to dissolve, merge or sell our assets. Messrs. Gagne and Goble have also entered into a voting agreement under which they have agreed that corporate actions requiring their vote as shareholders will require the approval of both of them, so that neither of them can act unilaterally, thus strengthening their collective control of us. The voting agreement provides that, if Messrs. Gagne and Goble are unable to agree as to a particular proposal to be voted upon by our shareholders, they each agree to abstain from voting, which may have the effect of preventing the other shareholders from approving the proposal. Messrs. Gagne and Goble also have entered into a shareholder agreement pursuant to which each of them has granted to the other a right of first refusal (except in limited circumstances) to purchase any shares of our common stock owned by them, thus further strengthening their collective control of us.

         Each of Messrs. Gagne and Goble also has entered into an employment agreement with us for an initial term expiring on December 31, 2005. As a result, they have the right to control our business and operations as our most senior officers. Additional discussion of these employment agreements is found at "Directors and Executive Officers--Employment Agreements" at page 34 of this prospectus.

We rely on relatively few key personnel to provide critical management functions.

         If one or more of such individuals leave the Company, our ability to manage our operations may be impeded and our business could be adversely impacted.

Investors will experience immediate and substantial dilution.

         This offering involves an immediate and substantial dilution of $4.81 (80%) per share between the net tangible book value per share after the offering and the initial public offering price per share.

There has been no prior public market for our common stock and our stock price may be volatile.

         Prior to this offering, there has been no public market for our common stock. We have applied for listing of our common stock on The American Stock Exchange. The initial public offering price will be determined by negotiations between us and Keefe, Bruyette & Woods., the representative of the underwriters, and may not be indicative of the actual value of the common stock and may bear no relationship to the price at which the common stock will trade after completion of this offering. The market price of our common stock may be subject to wide fluctuations in response to variations in operating results, general trends in our industry, actions taken by competitors, the overall performance of the stock market and financial services and brokerage stocks in particular as well as other factors.

There are many shares eligible for future sale and sales of those shares could reduce the market price.

         The 1,000,000 shares of common stock offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933 by persons other than "affiliates" within the meaning of Rule 144 under the Securities Act. The holders of the remaining 4,000,000 shares of common stock generally are entitled to sell these shares without registration under the Securities Act to the extent permitted by Rule 144 under the Securities Act, which substantially limits sales by control persons. In addition, the holders of these restricted shares have agreed not to sell or dispose of those shares for a period of 180 days from the date of this prospectus without the written consent of Keefe, Bruyette & Woods, Inc. Future sales of a substantial amount of our common stock in the public market, or the perception that future sales may occur, could reduce the market price of our common stock.


We may issue preferred stock with preferential rights that may adversely affect your rights.

         The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. Preferred stock could be issued to discourage, delay or prevent a change in our control.

         Our articles of incorporation authorize our board of directors to issue 1,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights of these shares without further shareholder approval. The holders of preferred stock will have a preference on the receipt of dividends and payment upon liquidation compared to the holders of our common stock.

Certain provisions of Florida law may discourage, delay or prevent a change of control which might otherwise be beneficial to our shareholders.

         Certain provisions of the Florida Business Corporation Act could delay, defer or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if these events could be beneficial to our shareholders. These provisions could also limit the price that certain investors might be willing to pay in the future for our common stock. In addition, Florida has certain laws that may deter or frustrate takeovers of Florida corporations, although we have at the present time opted out of these statutes.


                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS


         This prospectus contains statements about future events and expectations which are, "forward looking statements". Any statement in this prospectus that is not a statement of historical fact may be deemed to be a forward looking statement. Forward-looking statements represent our judgment about the future and are not based on historical facts. These statements include: forecasts for growth in the number of customers using our service, statements regarding our anticipated revenues, expense levels, liquidity & capital resources and other statements including statements containing such words as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue" or "plan" and similar expressions or variations. Certain important factors may affect our actual results and could cause those results to differ materially from any forward-looking statements made in this prospectus or that are otherwise made by us or on our behalf.


         Investing in our common stock is risky. You should carefully consider the risks and uncertainties identified in this prospectus, including the factors described in the preceding risk factors, and our financial statements and the related notes before making an investment decision. Our business, operating results and financial condition could be adversely affected by any of the preceding risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

                        DETERMINATION OF OFFERING PRICE


         Prior to this offering, there has been no public market for our common stock. As a result, the offering price for our common stock has been determined by a valuation analysis performed by Keefe, Bruyette & Woods, Inc. and subsequent discussions between us and Keefe, Bruyette & Woods, Inc. Keefe, Bruyette & Woods, Inc. is the representaive of the underwriters and has agreed to sell our stock on a firm commitment basis in this offering. Keefe, Bruyette & Woods, Inc. has been retained, and will as such be compensated, by us to render an opinion of fairness as to the valuation of the Company and, therefore, the implied price per share of common stock sold in the offering. Therefore, the offering price is based on Keefe, Bruyette & Woods' recommendations, and may not necessarily be related to our asset value, net worth or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, include the history of and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure, our past performance and future plans for products and services.

                                USE OF PROCEEDS

         The net proceeds to be received from the sale of common stock in this offering, after underwriting expenses, discounts, commissions and estimated offering expenses are expected to be $5,390,000 We expect to use the net proceeds approximately as follows:

             Working Capital..................................$2,690,000
             Centennial Management Transaction................$1,700,000
             Business Initiatives.............................$1,000,000

         Additional working capital will allow us to expand our services offered, lower our cost of borrowing and allow us to provide expanded account insurance. This may allow us to decrease our dependence on outside vendors and increase margins.

         Pursuant to the terms of our agreement with Centennial Management, we estimate that we will be obligated to pay Centennial Management approximately $1,700,000 in cash to complete our transaction with Centennial Management.

         Of the $1,000,000 that we expect to use for business initiatives, $150,000 is estimated to be used for expanding our product and service offerings including brokerage solutions, $250,000 is estimated to be used for investment advisory services, and $600,000 is estimated to be used for clearing operations.

         The use of proceeds described above is our estimate of the allocation of the net proceeds of this offering based upon the current status of our business. This estimate is based on certain assumptions, including continued expansion of our client base and corresponding increases in revenues and that the proposed expansion of our products and services can be completed without unanticipated delays or costs. If any of these factors change, we may find it necessary to reallocate a portion of the net proceeds within the above-described categories or use portions of the proceeds for other purposes. Our estimates may prove to be inaccurate, we may undertake new programs or activities that will require considerable additional expenditures, or unforeseen expenses may occur. We cannot assure you that any additional financing will be available to us on acceptable terms, or at all.

         From time to time we evaluate potential opportunities for acquisitions of complementary businesses, including other broker dealers, but we cannot assure you that we will complete any particular acquisition. We have no present commitment or agreement with respect to a material acquisition of another business.

         Proceeds not immediately required for the purposes described above will be used to fund client margin balances, and any remaining proceeds will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.

                                 DIVIDEND POLICY

         We paid dividends to our shareholders in the past. We are currently an S corporation for federal and state income tax purposes and our taxable income has been taxed directly to our current shareholders. We distributed $1,200,000 to our existing shareholders in April 2001 related to their tax liability for our taxable income for 2000 and plan to distribute approximately $600,000 in April 2002 related to their tax liability for our taxable income for 2001.

         We will make a final distribution to our existing shareholders not later than April 2003 related to their personal income taxes arising from our taxable income from January 1, 2002 until completion of this offering. We will distribute to them approximately 39.1% of our taxable income for that period.

         We will become a C corporation effective with the consummation of this offering and, except as noted above, we do not intend to pay any dividends to our shareholders for the foreseeable future. We intend to retain any earnings to finance the development and expansion of our business. Payment of dividends in the future will be subject to the discretion of our board of directors and will depend on our ability to generate earnings, our need for capital and our overall financial condition among other factors.

                                    DILUTION

         The difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share after this offering constitutes the dilution to investors in this offering. Pro forma net tangible book value per share of common stock is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of shares of common stock outstanding at the completion of this offering.

         As of December 31, 2001, our pro forma net tangible book value was $487,699 or $.12 per share of common stock. Pro forma net tangible book value represents the amount of our total assets, less any intangible assets, total liabilities and the expected payment to our existing shareholders of approximately $600,000 relating to their tax liability for our earnings for the year ended December 31, 2001. After giving effect to the sale of the 1,000,000 shares of common stock offered through this prospectus and after deducting the underwriting discount and other estimated expenses of the offering, our adjusted pro forma net tangible book value as of December 31, 2001, would have been $5,948,299 or $1.19 per share. This represents an immediate increase in net tangible book value of $1.07 per share to existing shareholders and an immediate dilution of $4.81, or 80% per share to investors in the offering. The following table illustrates this per share dilution:


Initial public offering price.................................      $6.00
 Pro forma net tangible book value before offering............$0.12
 Increase attributable to investors in this offering..........$1.07
                                                              -----
Net tangible book value after offering........................      $1.19
                                                                    -----
Dilution to new investors.....................................      $4.81  80%
                                                                    =====

The following table shows, at December 31, 2001, a comparison of the total number of shares of common stock purchased from us, the total consideration paid and the average price paid per share by existing common shareholders and the amount to be paid by investors who purchase shares of common stock in this offering:

                           Shares Purchased  Total Consideration
                           ----------------- -------------------   Average Price
                            Number   Percent   Dollars   Percent     Per Share
                           --------- ------- ----------- -------   -------------
Existing Shareholders..... 4,000,000    80%  $   540,691     8.3%     $ 0.14
New Investors............. 1,000,000    20%  $ 6,000,000    91.7%     $ 6.00
                           ---------   ---   -----------   ------
  Total................... 5,000,000   100%  $ 6,540,691   100.0%
                           =========   ===   ===========   ======

                                 CAPITALIZATION

         The following table sets forth our capitalization as of December 31, 2001, as adjusted to give effect to the sale of 1,000,000 shares of common stock offered in this offering and the receipt of the net proceeds from the sale. You should read this table in conjunction with our consolidated financial statements and the notes included elsewhere in this prospectus.

                                                           December 31, 2001
                                                        -----------------------
                                                          Actual    As Adjusted
                                                        ----------- -----------

Short-term borrowings................................   $ 2,767,155 $ 2,767,155
Shareholders' equity:................................
Preferred stock, $.01 par value, 1,000,000 shares
 authorized, none issued and outstanding.............            --          --
Common stock, $.01 par value, 100,000,000 shares
 authorized; 4,000,000 shares issued and outstanding,
 actual; 5,000,000 shares issued and outstanding, as
 adjusted............................................        40,000      50,000
Additional paid-in capital...........................       500,691   7,710,076
Retained earnings....................................     2,429,385          --
                                                        ----------- -----------
Total shareholders' equity...........................   $ 2,970,076 $ 7,760,076
                                                        ----------- -----------
Total capitalization.................................   $ 5,737,231 $10,527,231
                                                        =========== ===========

Short-term borrowings include the estimated cash portion of the purchase price to be paid in connection with the Centennial Management transaction.

         The "As Adjusted" column reflects adjustments to take into account the sale of 1,000,000 shares of common stock in this offering and the receipt of the net proceeds after deducting fees and estimated expenses of this offering, and after deducting the expected payment to our existing shareholders of approximately $600,000 relating to their tax liability for our taxable income for the year ended December 31, 2001 and also include a reclassification in the amount of $1,829,385 from retained earnings to additional paid-in capital by our existing shareholders, as a result of the automatic conversion to a C corporation upon completion of this offering.

                       SELECT CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data is qualified by reference to, and should be read in conjunction with, our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. We have operated as S corporations, and, accordingly, our taxable income has been taxed directly to our shareholders. Unaudited pro forma information assumes that we were subject to federal income taxes and taxed as a C corporation at the statutory rates for the periods presented.

                                         2001          2000         1999          1998          1997
                                      -----------   -----------  -----------   -----------   -----------
Statement of Income Data:
    Revenues:
       Order execution trading
         revenues, net                $ 7,724,244   $14,117,905  $10,441,910   $ 5,681,892   $ 4,612,693
       Commissions and fees            10,428,857    10,939,186    6,134,454     2,022,433     1,487,379
       Orderflow                           52,005       456,184      102,806       149,246       209,522
       Interest                           741,812     2,694,630      829,381        66,675            --
       Other                              563,341       234,784       89,752        13,753        15,479
                                      -----------   -----------  -----------   -----------   -----------
                                      $19,510,259   $28,442,689  $17,598,303   $ 7,933,999   $ 6,325,073
                                      -----------   -----------  -----------   -----------   -----------
    Expenses:
       Employee compensation and
         benefits                       7,545,078    11,541,916    5,938,502     2,715,069     2,415,490
       Commission and clearing
         costs                          4,210,434     3,821,323    1,631,139     1,345,528     1,102,466
       Order flow payments              2,183,296     3,391,663    2,775,599     1,661,488     1,617,153
       Interest                           582,301     1,130,222      463,345        44,363         1,360
       Communications and data
         processing                       527,474     1,242,610      807,187       179,975        70,482
       General and
         administrative                 2,629,370     4,183,744    1,923,101       627,699       286,986
       Advertising                        297,025       533,634      601,104       269,293       134,458
                                      -----------   -----------  -----------   -----------   -----------
                                       17,974,978    25,845,112   14,139,977     6,843,415     5,628,395
                                      -----------   -----------  -----------   -----------   -----------
    Net income                        $ 1,535,281   $ 2,597,577  $ 3,458,326   $ 1,090,584   $   696,678
                                      ===========   ===========  ===========   ===========   ===========
    Earnings per share--basic and
       diluted                        $      0.38   $      0.65  $      0.86   $      0.27   $      0.17
                                      ===========   ===========  ===========   ===========   ===========
    Unaudited pro forma
       information:
       Income before income
         taxes                        $ 1,535,281   $ 2,597,577  $ 3,458,326   $ 1,090,584   $   696,678
       Provision for income
         taxes                            577,700       977,500    1,300,000       410,000       262,000
                                      -----------   -----------  -----------   -----------   -----------
       Net income                     $   957,581   $ 1,620,077  $ 2,158,326   $   680,584   $   434,678
                                      ===========   ===========  ===========   ===========   ===========
       Pro forma earnings per share
         --basic and diluted          $      0.24   $      0.41  $      0.54   $      0.17   $      0.11
                                      ===========   ===========  ===========   ===========   ===========
       Weighted average shares
         outstanding--basic and
         diluted                        4,000,000     4,000,000    4,000,000     4,000,000     4,000,000

Balance Sheet Data (at period end):
    Total assets                      $17,575,416   $18,551,857  $22,166,240   $ 8,860,788   $ 1,501,802
    Total liabilities                  14,605,340    15,174,912   19,016,198     6,921,498       348,855
    Shareholders' equity                2,970,076     3,376,945    3,150,042     1,939,290     1,152,947

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

         We were incorporated in Florida during February 2000. Our business is conducted entirely through our wholly owned subsidiaries. We acquired all of the outstanding capital stock of Empire Financial Group, Inc. and Advantage Trading Group, Inc. from our co-chief executive officers, co-presidents and co-chairmen of the board, Kevin M. Gagne and Richard L. Goble, the former co-owners of these entities pursuant to a share exchange agreement. Mr. Gagne and Mr. Goble each currently own one-half of our outstanding shares of common stock. We subsequently formed Empire Investment Advisors, Inc. Accordingly, the following discussion and analysis of our financial condition and results of operations is based on the combined results of these businesses.

         Empire Financial Group, Inc. is our financial brokerage services subsidiary providing discount brokerage services directly to retail and institutional customers. Our retail customers can place their securities orders online through our secure website located at www.empirenow.com or over the telephone at 1-800-lowfees (1-800-569-3337). We provide our retail customers access to useful financial products and services through our website and by telephone. Our customers may, upon request, also receive advice from our brokers regarding mutual funds and bonds. Our brokers do not provide advice regarding specific equity securities or options.

         Empire Financial Group, Inc. also provides services to unaffiliated broker dealers and other financial institutions that want to provide expanded services to their retail customers under their own brand label. We refer to this as private label brokerage services. We are currently providing private label brokerage services to 12 financial institutions. We provide their retail customers with the same level of service and full range of products offered to our own retail customers. We also charge our client's customer commissions and fees similar to those charged to our own retail customers. We pay these institutions fees based on transaction volume generated by their retail customers.

         In July 2001, we purchased specified assets of Centennial Capital Management Inc., consisting primarily of contract rights with independent registered representatives with an estimated useful life of approximately 3.3 years, and assumed specified liabilities, primarily contract obligations. Centennial was in the business of processing securities transactions for, and providing other support services to, independent registered representatives located throughout the United States. After we completed this transaction, most of these independent registered representatives began to process securities transactions through us. For a fee and a participation in their revenues, we provide these representatives with back office support, client statements and reports, branch office regulatory compliance and advisory services. These representatives typically pay all of their office and marketing expenses. The addition of these registered representatives did not require us to hire any additional support staff personnel, except for two prior employees of Centennial Management. We did, however, open an administrative office in Atlanta, Georgia.

         The purchase price was based upon the revenues generated by the former Centennial independent registered representatives who chose to process securities transactions through us during the three months ended December 31, 2001, and was determined to be approximately $2,126,000, of which approximately $406,000 has been paid by us and, assuming completion of this offering, the balance will be paid in cash no later than five business days after completion of this offering.

         Advantage Trading Group, Inc., our securities order execution subsidiary, provides execution services involving filling orders to purchase or sell securities received from approximately 100 independent broker dealers on behalf of their retail customers. We typically act as principal in these transactions and derive our order execution trading revenues, net, from the difference between the price paid when a security is bought and the price received when that security is sold. We typically do not receive a fee or commission for providing order execution services. At the end of each day, we normally close out our trade positions and do not maintain securities inventory in order to reduce our risks from market volatility.

         Advantage Trading Group, Inc. added clearing capabilities for our order execution business in 1996 and for our financial brokerage services business in 1998. Prior to that, we cleared all of our customer equity and option transactions through third-party clearing firms that processed our trades, prepared transaction confirmations and acted as the custodian for our customers' securities. Clearing services involve the confirmation, receipt, settlement, custody and delivery functions involved in securities transactions. We began hiring associates to perform these functions in August 1997 and incurred significant non-recurring costs to hire and train our associates, as well as systems integration costs during this period. The addition of clearing capabilities has allowed us to clear almost all of our total trades and to realize significant cost savings that allow us to competitively price our services. Our direct costs per transaction that we clear have decreased approximately 67% since implementing clearing operations.

         As of December 31, 2001, our subsidiary, Advantage Trading Group, Inc., provided clearing services for approximately 58% of the transactions initiated by our subsidiary Empire Financial Group, Inc. including 100% of Empire Financial Group, Inc.'s retail transactions. In addition Advantage provides clearing services to eight unaffiliated broker dealers.

         In May 2001, we began offering fee-based investment advisory services to our customers, independent registered investment advisors and unaffiliated broker dealers through our wholly owned subsidiary Empire Investment Advisors. These services are web-based and are delivered through a platform that combines a variety of independent third party providers. Services include access to separate account money managers, managed mutual fund portfolios, asset allocation tools, separate account manager and mutual fund research, due diligence and quarterly performance review. We charge our customers an all-inclusive fee for these services, which is based on assets under management. The current annual fee is equal to approximately 85 basis points times the assets under management.

Sources and Description of Revenues

   Order execution trading revenues, net


         Approximately 40% of our 2001 revenues, and approximately 50% of our revenues for 2000 consist of order execution trading revenues, net. Order execution revenues are generated from the difference between the price we pay to buy securities and the price we are paid when we sell securities. Volatility of stock prices, which can result in significant price fluctuations in short periods of time, may result in trading gains or losses. Our order execution trading revenues are dependent on our ability to evaluate and act rapidly on market trends and manage risk successfully. We typically act as principal in these transactions and do not receive a fee or commission for providing order execution services.

   Commisions and fees

         Approximately 53% of our 2001 revenues and approximately 38% of our revenues for 2000 consist of commissions and fees. Commissions and fees include revenues generated from transactional fees charged to retail and institutional customers. Commissions and fees also include mutual fund transaction commissions and trailer fees, which are periodic fees paid by mutual funds as an incentive to keep assets invested with them over time. Transactional fees charged to retail and institutional customers are primarily affected by changes in transaction volumes and changes in the commission or fee rates charged per transaction. The significant growth in our daily average trading volumes in the U.S. and major global equities markets, combined with our introduction of online trading services, has increased our trading volume.

     Order flow

         Less than 1% of our 2001 revenues and approximately 2% of our revenues for 2000 consist of order flow payments. We send retail transactions to other broker dealers for execution in exchange for monthly payments, referred to as order flow payments, based on the number of shares involved in the transactions.


     Interest


         Approximately 4% of our 2001 revenues and approximately 9% of our revenues for 2000 consist of interest revenues. Interest revenues consist of profits from the interest we charge retail customers when they borrow from us, as well as interest earned on our interest-bearing assets.


     Other


         Approximately 3% of our 2001 revenues and approximately 1% of our revenues for 2000 consist of other income. Other income derives from miscellaneous fees (other than the order execution trading revenues, net and commissions and fees described above) charged to clients.


Description of Operating Expenses

     Employee compensation and benefits

         Employee compensation and benefits, which include salaries and wages, incentive compensation and related employee benefits and taxes, are our largest operating expenses, accounting for approximately 42% of our expenses during 2001 and approximately 45% of our expenses for 2000. Our registered representatives, who make up approximately 80% of our employees, are compensated primarily on a performance basis. Therefore, a significant portion of compensation and benefits expense will fluctuate based on our operating revenue.

     Commissions and clearing costs


         Commissions and clearing costs include commissions paid to independent brokers, fees paid to floor brokers and exchanges for trade execution costs, fees paid to third-party vendors for data processing services and fees paid to clearing entities for certain clearance and settlement services. Commissions and clearing costs generally fluctuate based on transaction volume. Approximately 23% of our 2001 fiscal year expenses and approximately 15% of our expenses for 2000 consist of commissions and clearing costs.

   Order flow payments

         We make payments to other broker dealers to compensate them for directing trades to us for execution. We make these payments monthly based on either per share prices or total transaction value. Approximately 12% of our 2001 expenses and approximately 13% of our expenses for 2000 consist of order flow payments.

   Interest

       Interest expenses consist of interest charges associated with our interest-bearing liabilities such as customer credit balances and draws against our short-term bank loan, accounting for approximately 3% of our expenses during 2001 and approximately 4% for 2000.

   Communications and data processing

         Communications and data processing expenses consist primarily of costs related to our computer systems. Communications expenses include costs associated with traditional communications expenses, such as voice telephone, and the costs to maintain our Internet access capabilities. These costs also include amounts paid to provide customers access to automated quote information, stock and option orders or account balance information. Approximately 3% or our 2001 expenses and approximately 5% of our expenses for 2000 consist of communications and data processing.

   General and administrative

         Our general and administrative expenses consist primarily of legal, accounting and other professional fees, software consulting fees, travel and entertainment expenses, insurance coverage, depreciation, occupancy expenses and other similar operating expenses, and accounted for approximately 15% of our expenses during 2001 and approximately 16% of our expenses for 2000.

   Advertising

         Advertising expenses include television, online, print and direct mail advertising expenses and other costs incurred to create brand awareness, promote our product and service offerings and introduce new products and services. These expenses accounted for approximately 2% of our expenses during 2001 and 2000.

Results of Operations

December 31, 2001 Compared with December 31, 2000

         In July 2001, we acquired certain assets of Centennial Capital Management, Inc. (See "Summary--About Us"), a securities broker dealer that provides a diversified range of retail brokerage services through independent financial advisors located in 50 states. Approximately five months of the Centennial operations, $2,366,000 and $1,925,000 of revenues and expenses, respectively, are included in our operating results for the year ended December 31, 2001.

         Total revenues for year ended December 31, 2001 decreased $8,932,430, or 31%, to $19,510,259 from $28,442,689 reported for the year ended December 31, 2000. This decrease was primarily due to the reasons described below:

         Order execution trading revenues, net in 2001 decreased $6,393,661, or 45%, to $7,724,244 from $14,117,905 in 2000, primarily due to an approximate 20% decrease in the number of order execution transactions and a decrease of approximately 39% in the profitability per order execution transaction primarily as a result of decimalization. The number of order execution trade transactions decreased from 302,806 during 2000 to 240,825 during 2001.

         Commissions and fee revenues in 2001 decreased $510,329, or 5% to $10,428,857 from $10,939,186 in 2000, primarily due to a decrease in retail trading volume, partially offset by $2,366,000 in revenues earned from the Centennial operations. In 2001, we processed approximately 134,000 transactions for our retail customers, versus approximately 143,000 in 2000, a decrease of approximately 6%. Furthermore, our retail customer accounts totaled approximately 27,935 at December 31, 2001 compared to approximately 11,340 at December 31, 2000, an increase of approximately 146%, or approximately 5% after reducing the December 31, 2001 total by approximately 16,000 retail customer accounts added with the acquisition of Centennial.

         Order flow revenues in 2001 decreased $404,179, or 89%, to $52,005 from $456,184 in 2000, primarily reflecting a decrease in the number of trades for which order flow payments were received by us.

         Interest revenues in 2001 decreased $1,952,818, or 72%, to $741,812 in 2001 from $2,694,630 in 2000, a decrease primarily attributable to a decrease in retail customers' margin account balances. The average month end customer margin balance for the year ended December 31, 2001 was $9,155,000, compared to $20,107,000 for the year ended December 31, 2000, a decrease of $10,952,000, or 54%.

         Other revenues in 2001 increased $328,557, or 140%, to $563,341 from $234,784 in 2000, primarily as a result of the increase in miscellaneous income and fee revenues.

         Total operating expenses in 2001 decreased $7,870,134, or 30%, to $17,974,978 from $25,845,112 in 2000, primarily due to reasons described below:

         Employee compensation and benefits in 2001 decreased $3,996,838, or 35%, to $7,545,078 from $11,541,916 in 2000. The decrease in employee compensation and benefits was primarily due to a decrease in the number of employees. At December 31, 2001 we employed 65 people as compared to 100 people at December 31, 2000, a decrease of 35%.

         Commissions and clearing costs in 2001 increased $389,111, or 10% to $4,210,434 from $3,821,323 in 2000. This increase is primarily attributable to commissions and related costs incurred in connection with the retail operations acquired from Centennial, partially offset by the overall decrease in volume and clearing costs associated with our existing institutional and retail operations. In 2001, we processed 134,474 transactions for our institutional and retail customers versus 142,756 in 2000, a decrease of approximately 6%. When compared to related revenues, commissions and clearing costs increased by a greater percentage because of costs incurred in connection with the acquisition of Centennial, partially offset by savings realized through our clearing operations.

         Order flow payments decreased $1,208,367, or 36%, to $2,183,296 in 2001 from $3,391,663 in 2000. This decrease is primarily attributable to a reduction in the number of trade transactions that required order flow payments.

         Interest expense in 2001 decreased $547,921, or 49%, to $582,301 from $1,130,222 in 2000, primarily due to a decrease in interest incurred on short-term borrowings and interest paid on customer credit balances. A portion of the decrease is attributable to smaller customer credit balances for which we pay interest. The average outstanding month end customer credit balance was approximately $7,581,000 in 2001, as compared to approximately $13,205,000 in 2000. The remaining decrease is attributable to decreased borrowings and lower interest rates on our short-term borrowing arrangement. At December 31, 2001 and 2000, our interest rate on short-term borrowing was 2.75% and 7.0%, respectively.

         Communications and data processing expenses in 2001 decreased $715,136, or 58%, to $527,474 from $1,242,610 in 2000. This decrease is primarily attributable to the overall decrease in volume of transactions processed for order execution and retail trades, costs savings associated with a change in vendors providing certain data processing services, and costs savings incurred in connection with the continued growth of our clearing operations.

         General and administrative expenses in 2001 decreased $1,534,374, or 37%, to $2,629,370 from $4,183,744 in 2000. This decrease is primarily attributable to a decrease of approximately $854,000 for costs incurred in connection with a discontinued registration filing with the Securities and Exchange Commission (primarily professional fees, filing and registration fees, and printing costs), $442,000 in computer consulting expenses, $37,000 in depreciation expense, $99,000 in stationary, printing, and office supplies, $154,000 in customer write-offs, $192,000 in travel expenses, $293,000 loss on disposal of furniture and computers, partialy offset by an increase of $31,000 in recruiing expenses $36,000 in client expenses, $62,000 in insurance expense, $33,000 in professional fees, $26,000 in seminars and trade shows, $33,000 in quote services, $38,000 in pre-employment expenses, $65,000 in registration fees, and $266,000 in amortization of customer list.

         Advertising expenses in 2001 decreased $236,609, or 44%, to $297,025 from $533,634 in 2000. This decrease in advertising was primarily due to ongoing changes in our overall marketing program, which includes an increase use of the Internet and volume discount purchasing of television space for advertising our products. As a percentage of total revenues, advertising expenses were approximately 2% in each of 2001 and 2000.

         As a result of the foregoing factors, net income in 2001 decreased $1,062,296, or 41%, to $1,535,281 compared to $2,597,577 in 2000. Net income does not reflect provisions for income taxes, given that we have been an S corporation and will continue to be an S corporation until completion of this offering.

Year Ended December 31, 2000 Compared with Year Ended December 31, 1999

     Total revenues for the year ended December 31, 2000 increased $10,844,386, or 62%, to $28,442,689 from $17,598,303 for the year ended December 31, 1999.
This increase was primarily due to the reasons described below:

     Order execution trading revenues, net, in 2000 increased $3,675,955, or 35% to $14,117,905 from $10,441,910 in 1999, due to an approximate 28% increase in the number of order execution transactions and a 5% increase in the average profitability per trade. The number of order execution trade transaction increased from 236,176 in 1999 to 302,806 in 2000.

     Commission and fee revenues in 2000 increased $4,804,732, or 78% to $10,939,186 from $6,134,454 in 1999, primarily due to increased retail trading volume. Our retail customer accounts totaled approximately 11,000 at December 31, 2000 compared to approximately 10,000 at December 31, 1999, an increase of approximately 10%. Furthermore, in 2000 we processed approximately 142,756 transactions for our retail customers versus approximately 72,303 in 1999, an increase of 97%.

     Order flow revenues in 2000 increased $353,378, or 344% to $456,184 from $102,806 in 1999, reflecting increases primarily in the number of trades for which order flow payments were received by us.

     Interest revenues in 2000 increased $1,865,249, or 225% to $2,694,630 from $829,381 in 1999. This increase is directly attributable to the increase in 2000 receivables from customers' margin account balances. The average month end customer margin account balance for the year 2000 was $20,107,000, compared to $10,834,000 in 1999, an increase of 86%.

     Other revenues in 2000 increased $145,032, or 162% to $234,784 from $89,752 in 1999, primarily as a result of the increase in miscellaneous income items, including miscellaneous fee revenues and net gains on investments.

     Total operating expenses in 2000 increased $11,705,135, or 83%, to $25,845,112 from $14,139,977, due primarily to the reasons described below:

     Employee compensation and benefits in 2000 increased $5,603,414, or 94%, to $11,541,916 from $5,938,502 in 1999. The growth in employee compensation and benefits was consistent with and reflects the costs associated with our overall business growth. At December 31, 2000, we employed 120 people as compared to 84 in 1999, an increase of 43%.

     Commissions and clearing costs in 2000 increased $2,190,184, or 134%, to $3,821,323 from $1,631,139 in 1999. The primary reasons for the increase were increased volume and clearing costs incurred in connection with our retail trades for institutions. In 2000, we processed approximately 143,000 transactions for our retail customers versus approximately 72,000 in 1999, an increase of approximately 99%. As compared to related revenues, commissions and clearing costs increased by a lesser percentage because of the reduction in expenses realized through our clearing operations.

     Order flow payments increased $616,064, or 22%, to $3,391,663 from $2,775,599 in 1999. This increase is primarily attributable to an increase in the number of transactions that required order flow payments.

     Interest expense in 2000 increased $666,877, or 144%, to $1,130,222 from $463,345 in 1999, primarily due an increase in interest incurred on short-term borrowings and interest paid on customer credit balances. A portion of the increase is attributable to larger customer credit balances for which we pay interest. The average outstanding month end customer credit balance was approximately $13,200,000 for 2000, as compared to $8,400,000 in 1999. The remaining increase is attributable to increased borrowings and higher interest rates on our short-term borrowing arrangement. At December 31, 2000 and 1999, our interest rate on short-term borrowing was 7.0% and 6.5%, respectively.

     Communications and data processing expenses increased $435,423, or 54%, to $1,242,610 from $807,187 in 1999. This increase was attributable to costs associated with continued growth of our clearing operations, the establishment of online services and telephone communications, expenses related to the establishment of back office support systems and quote systems, and a 44% increase in volume of transactions processed for order execution and retail trades.

     General and administrative expenses in 2000 increased $2,260,643, or 118%, to $4,183,744 from $1,923,101 in 1999. This increase is primarily attributable to an increase of approximately $854,000 for costs incurred in connection with a discontinued registration filing with the Securities and Exchange Commission (primarily professional fees, filing and registration fees, and printing costs), $511,000 in computer consulting expenses, $201,000 in rental and facility expenses, $93,634 loss on disposal of equipment, $70,000 in stationary, printing and office supplies, $70,000 in repair and maintenance expenses, $207,000 in travel expenses, partially offset by a $175,000 recovery of a customer account previously written off in 1999, and $144,000 decrease in customer write-offs.

     Advertising expenses in 2000 decreased $67,470, or 11%, to $533,634 from 601,104 in 1999. This decrease in advertising was primarily due to changes in our overall marketing program, which included an increase use of the Internet and volume discount purchasing of television space for advertising our products. As a percentage of total revenues, advertising expenses were approximately 2% and 3% in 2000 and 1999, respectively.

     As a result of the foregoing factors, net income in 2000 decreased $860,749, or 25%, to $2,597,577, compared to $3,458,326 in 1999. Net income does not reflect provision for income taxes, given that we have been an S corporation and will continue to be an S corporation until completion of this offering.

Liquidity and Capital Resources

     We maintain a highly liquid balance sheet with the majority of our assets consisting of cash and cash equivalents and receivables from customers, brokers, dealers and clearing brokers arising from customer-related securities transactions. Receivables from customers consist primarily of collateralized customer margin loans, which are typically secured with marketable equity securities.

     At December 31, 2001, we had shareholders' equity of $2,970,076, representing a decrease of $406,869 from December 31, 2000. At December 31, 2000 we had shareholders' equity of $3,376,945, representing an increase of $226,903 from December 31, 1999. Cash and cash equivalents at December 31, 2001 were $1,803,323 compared to $2,003,693 at December 31, 2000. Cash and cash equivalents at December 31, 2000 were $2,003,693 compared to $1,880,142 at December 31, 1999.

     Net cash provided by operating activities was $4,030,885 in 2001 versus $5,999,454 used in operating activities in 2000. Net cash provided by operating activities was $5,999,454 for 2000 versus $1,089,730 used in operating activities in 1999. Our net cash provided by or used in operating activities is materially impacted by changes in the brokerage-related assets and liabilities of our subsidiary, Advantage Trading Group, Inc.

     Net cash used in investing activities was $376,150 in 2001 compared to $190,917 in 2000. Net cash used in investing activities was $190,917 in 2000 compared to $191,379 in 1999. The decrease in 2001 was primarily due to a decrease in the purchase of property and equipment, partially offset by payments made (net of cash acquired) in connection with the purchase of certain assets and liabilities of Centennial. The increase in 2000 was primarily due to increased expenditures for the purchase of property and equipment.

     Net cash used in financing activities was $3,855,150 in 2001, compared to $5,684,986 used by financing activities in 2000. The net decrease in 2001 was due to payments of $1,913,000 on our short-term bank loans plus $1,942,150 distributed to our shareholders. Net cash used in financing activities was $5,684,986 in 2000, compared to $2,793,426 provided by financing activities for 1999. The net decrease in 2000 was due to payments of $3,038,000 on our short-term bank loans plus $2,646,986 distributed to our shareholders.

     We have entered into three brokerage credit agreements with a commercial bank, pursuant to which the bank may, without any obligation to do so, advance to us the lesser of $25,000,000 or a percentage of the market value of our available collateral that is pledged to the bank. Borrowings under the agreements are due on demand and bear interest at rates quoted, from time to time, by the bank to us, which is currently the federal funds rate plus 100 basis points. The average interest rates charged by the bank to us were 5.0% and 7.3% during 2001 and 2000, respectively. Our available collateral under these agreements includes securities owned by our customers in margin accounts and securities owned by us which we elect to pledge to the bank. Our margin agreements with our customers permit us to pledge their securities as collateral for our bank loans. As of December 31, 2001, we had approximately $9,121,000 in securities owned by our customers in margin accounts and approximately $1,894,164 of securities owned by us eligible to pledge to the bank and could borrow from the bank, to the extent permitted by the bank, at least $6,264,747. The amount owed to the bank under these agreements was $1,032,000 at December 31, 2001, and it was collateralized by $4,053,000 of securities owned by our customers in margin accounts that were pledged to the bank. At December 31, 2000, the aggregate amount owed to the bank was $2,945,000 and was collateralized by $9,315,000 of securities owned by our customers in margin accounts that were pledged to the bank. The term of our current agreements expire May 31, 2002. We have not yet engaged in discussions with our lender regarding the extension of these agreements, but plan to do so prior to the expiration date. If these agreements are not extended or renewed by the bank, we would seek another bank to loan us funds or would transfer our customer margin accounts to our secondary clearing facility at Bear Stearns or we would discontinue making loans to any customer in excess of 25% or our net capital in accordance with applicable regulations.

     We are currently an S corporation for federal and state income tax purposes and our taxable income has been taxed directly to our current shareholders. We distributed $1,200,000 to our existing shareholders in April 2001 related to their tax liability for our taxable income for 2000 and plan to distribute approximately $600,000 in April 2002 related to their tax liability for our net income for 2001. We will make a final distribution to our existing shareholders not later than April 2003 related to their income taxes arising from our taxable income from January 1, 2002 until completion of this offering. We will distribute to them approximately 39.1% of our taxable income for that period.

     On the effective date of this offering, our election to be treated as an S corporation will automatically terminate and we will be subject to federal and state taxes on subsequent taxable income.

         Based on currently proposed plans and assumptions relating to the implementation of our business plan, we believe that the proceeds of this offering, combined with cash flow from operations, will enable us to fund our planned operations, for at least 12 months and thereafter. If not, or if our plans change, or our assumptions change or prove to be inaccurate, or if the proceeds of this offering and our operating cash flow otherwise prove to be insufficient to implement our business plans, we may require additional financing and may seek to raise funds through subsequent equity or debt financings or other sources. We cannot assure you that additional funds will be available in adequate amounts or on acceptable terms. If funds are needed but not available, our business would be harmed.


Net Capital Requirements

      Our broker dealer subsidiaries, Advantage Trading Group, Inc. and Empire Financial Group, Inc., are subject to the requirements of the Uniform Net Capital Rule (Rule 15c3-1) under the Securities Exchange Act of 1934. This rule requires that aggregate indebtedness, as defined, not exceed 15 times net capital, as defined. Rule 15c3-1 also provides for an "alternative net capital requirement" which, if elected, requires that net capital be equal to the greater of $250,000 or 2% of aggregate debit items computed in applying the formula for determination of reserve requirements. Net capital positions of each of our broker dealer subsidiaries were as follows:


                                                                December 31,          December 31,
                                                                   2001                   2000
                                                            -------------------    -------------------
Advantage Trading Group, Inc:
   (Alternative method elected November 1999)
   Net capital                                                   $1,798,877            $2,630,281
   Required net capital                                             250,000               258,668
                                                                 ----------            ----------
   Excess net capital                                            $1,548,877            $2,371,613
                                                                 ==========            ==========

   Net capital as percentage of aggregate debit items                   16%                20.34%

Empire Financial Group, Inc.:
   Net capital                                                   $  330,491            $  877,012
   Required net capital                                             250,000               250,000
                                                                 ----------            ----------
   Excess net capital                                            $   80,491            $  627,012
                                                                 ==========            ==========
   Ratio of aggregate indebtedness to net Capital                 4.90 to 1             1.21 to 1

Accounting Standards

         In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" or SFAS No. 141, which establishes standards for reporting business combinations entered into after June 30, 2001 and supercedes APB Opinion 16, "Business Combinations" and SFAS 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises". SFAS 141 requires that all business combinations be accounted for as purchase transactions and the Centennial transaction was recorded pursuant to SFAS 141.

         Recent pronouncements -- In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which establishes standards for financial accounting and reporting for intangible assets acquired individually or with a group of other assets and for the reporting of goodwill and other intangible assets acquired in a business acquisition subsequent to initial accounting under SFAS 141, SFAS 142 supercedes AFB Opinion No. 17, "Intangible Assets" and related interpretations. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS 142 for its fiscal year commencing January 1, 2002, and the Company has not concluded the effect, if any, SFAS 142 will have on its consolidated financial statements.

         In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"), which establishes standards for reporting the obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged. The Company will adopt SFAS 143 no later that its fiscal year commencing January 1, 2003, and the Company has not concluded the effect, if any, SFAS 143 will have on its consolidated financial statements.

         In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. SFAS 144 supercedes in part FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of;" and APB Opinion No. 30 "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Further, it amends ARB No. 51, "Consolidated Financial Statements." SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company will adopt SFAS 144 for its fiscal year commencing January 1, 2002, and the Company has not concluded the effect, if any, SFAS 144 will have on its consolidated financial statements.

                                    BUSINESS
Overview

         We are a financial brokerage services firm serving institutional and retail investors through the Internet and traditional retail facilities. We also enable other broker dealers to complete their customers' brokerage transactions by providing securities order execution services. Our business model emphasizes three important operating elements: retail securities brokerage, generating activity via both telephone and the Internet; securities order execution, acting as principal in securities transactions for approximately 100 broker dealers; and securities clearing, settling securities trades on behalf of our customers. We enable other financial institutions to offer brokerage services to their retail customers through the Internet using our established capabilities. We are currently providing these private label brokerage services to 12 financial institutions. In addition, we offer securities clearing services to other broker dealers and fee-based portfolio investment advice to our retail customers and other unaffiliated parties. Our proprietary technologies support our operating businesses, helping us to generate a diversified revenue stream within the financial brokerage services business.

         Our securities order execution services involve filling orders to purchase or sell securities received from approximately 100 independent broker dealers on behalf of their retail and institutional customers. We typically act as principal in these transactions and derive our order execution trading revenues, net, from the difference between the price paid when a security is bought and the price received when that security is sold. Therefore, we seek to take advantage of daily stock price fluctuations to maximize our services. We typically do not receive a fee or commission for providing order execution services. Approximately 44% of our 2001 revenues and approximately 50% of our revenues for 2000 were derived from these services. In order to take full advantage of market volatility in providing order execution services, we have developed and implemented sophisticated software systems for transaction monitoring and risk management. We have also employed and trained personnel with the necessary expertise to efficiently provide our order execution services. We normally close out our trade positions at the end of each day and do not maintain securities inventory in order to reduce our risks from market volatility.

         We also provide financial brokerage services directly to our retail customers, including individuals and small to mid-sized institutions such as hedge funds, money managers, mutual funds and pension funds. Approximately 53% of our 2001 revenues and approximately 38% of our revenues for 2001 were derived from commissions and fees generated in connection with our retail financial brokerage services. Our retail customers can place their securities orders online through our secure website located at www.empirenow.com or over the telephone by calling our retail trading desk at 1-877-lowfees (1-877-569-3337). We charge our customers an agreed upon brokerage commission. Our current online retail trading commissions start at $5.00 per trade and our broker assisted trades start at $19.00 per trade. We provide our retail customers access to useful financial products and services through our website and by telephone. Our retail customers may, upon request, also receive advice from our brokers regarding mutual funds and bonds. Our brokers do not provide advice regarding specific equity securities or options.

         We process securities transactions for and provide certain other services to independent registered representative located throughout the United States. For a fee and a participation in their revenues, we provide these representatives with specialized services, including back office support, client statements and reports and branch office regulatory compliance. These representatives typically pay all of their office and marketing expenses. These representatives include certified public accountants, certified financial planners and financial planners and all of these representatives are series 6, 7 or 66 licensed. All representatives are required to carry error and omission insurance coverage which is provided to them by us at our cost pursuant to our master error and omission insurance policy. These representatives primarily invest their clients assets in mutual funds and variable annuities.

         We offer brokerage solutions to unaffiliated broker dealers and other financial institutions that want to provide expanded services to their retail customers. We are currently providing private label brokerage services for 12 financial institutions. Our private label solution benefits these institutions by providing them with an additional revenue source by allowing them to retain customers, increase traffic to their own websites and potentially lead to additional business. We provide their retail customers the same level and range of products and services as we provide to our own retail customers and charge their customers commissions and fees similar to those charged to our own retail customers. We pay these institutions fees based on transaction volume generated by their retail customers.

         We provide clearing services to other unaffiliated broker dealers. Our clearing services involve account settlement and delivery functions. We have been engaged by eight unaffiliated broker dealers to provide clearing services. Using proprietary technology, we have developed an online order execution capability that we integrate with our clearing operations. We believe that providing online order execution services with our clearing operations will strengthen our existing relationships with independent broker dealers, attract additional broker dealer clients seeking low cost, online order execution and clearing services and provide us with an additional revenue source.

         We recently began to offer fee-based investment advisory services to our retail customers, registered investment advisors and unaffiliated broker dealers. We believe this will assist us in establishing more comprehensive relationships. The investment advisory services we provide include investment portfolio planning with recommendations on overall portfolio allocations for different types of investments, based on each customer's long term needs, and recommendations regarding mutual fund and separate account managers. We do not provide recommendations regarding investments in individual equity securities.


         We were incorporated in Florida in February 2000 and conduct all of our operations through our three wholly owned subsidiaries: Empire Financial Group, Inc., Advantage Trading Group, Inc. and Empire Investment Advisors, Inc., that were incorporated in Florida in 1990, 1995 and 1999, respectively. Each of these companies was owned by Messrs. Goble and Gagne. Prior to the date of this prospectus we acquired these companies from Messrs. Goble and Gagne solely in exchange for shares of our common stock. We conduct our discount brokerage business through Empire Financial Group, while Advantage Trading Group provides order execution and clearing services for independent broker dealers, as well as clearing and some trade execution services for Empire Financial Group. Empire Investment Advisors offers fee-based investment advisory services to our retail customers.

Securities Brokerage Business

         The securities brokerage business involves the purchase and sale of securities. A retail customer who desires to purchase or sell a specific security usually places a securities order with a broker dealer. Broker dealers, including us, charge retail customers a commission or fee for processing these orders. Our commissions and fees revenues are derived entirely from commissions or fees charged to retail customers.


         In order to fill the customer's order, the broker dealer generally places an order with an order execution service or market maker. The order execution service or market maker most often fills the order as principal by either buying or selling the specific security. Both order execution service firms and market makers obtain net revenues from the difference between the price paid when a specific security is bought and the price received when that security is sold. We offer order execution services to approximately 100 broker dealers and derive our order execution trading revenues, net, from these differences.

         Each securities transaction also involves clearing activities including sending a confirmation to both the buyer and seller, obtaining payment from the buyer and custody of the security from the seller, and delivering payment to the seller and the security to the buyer. Companies that provide clearing services receive a fee for these services from the broker dealers involved. We currently provide clearing services for most of the securities transactions initiated by our retail customers (thus saving clearing fees) and eight unaffiliated broker dealers.

Recent Trends


         The securities brokerage business has experienced rapid growth in transaction volumes in recent years. This growth is due to many factors including the emergence and growth of online trading via the Internet. As a result of the growth of the Internet, online trading is now the fastest growing segment of the discount securities brokerage business. Cerulli Associates, an independent industry research firm, estimates that the number of U.S. households with Internet access will grow from 34 million in 1999 to approximately 107 million by 2003. Consequently, this trend is expected to increase the number of households that will access financial products and services, including brokerage services, via the Internet. Cerulli expects online brokerage accounts to increase from approximately 11.5 million in 1999 to 33.9 million by 2003. Similarly, estimates published by Cerulli and Forrester Research project that online brokerage assets will increase from approximately $750 billion to between $1.8 and $3.0 trillion over the same period.

                              Our Business Strategy

         We plan to succeed in the financial brokerage business by offering competitively priced brokerage services to our retail customers and offering securities order execution, clearing and other services to other broker dealers and financial institutions. We believe our proprietary technologies will provide us with competitive and cost advantages in our targeted businesses. We plan to grow our business while minimizing our costs by implementing the following business strategy:

Increase our retail customer base. A portion of the proceeds from this offering will allow us to increase our marketing and promotional programs targeting individuals, affinity groups, independent registered representatives, financial planners and investment advisors, as well as potential institutional private label customers.

Acquire other broker dealers and establish additional independent contractor relationships. There are numerous small broker dealers that do not have our securities order execution or securities clearing capabilities. Many of these broker dealers may not have developed proprietary technology to support their businesses. As a result, we believe that these broker dealers may be at significant cost and operating disadvantages. We believe we can increase our revenues and profitability by either acquiring select broker dealers or incorporating their business through an independent contractor relationship and leveraging their business by utilizing our operational capabilities.

Recruit entrepreneurial financial advisors with an established customer base who generate substantial income and who desire independence in conducting their business. These financial advisors are independent contractors. We offer them flexibility in selecting investment products best suited to their customers' investment objectives, and supervision over branch office operations as required for regulatory compliance. In return, the financial advisors pay the capital costs and most operating expenses associated with their branch offices. Independent ownership and operation of branch offices enables us to expand our business with relatively minimal capital outlay and without a proportionate increase in either capital costs or operating expenses.

Become a leading order execution services provider to broker dealers. We plan to continue to aggressively market our established order execution capabilities to additional broker dealers in order to expand our business. We believe we strengthen our relationships with these broker dealers by offering our proprietary online trade execution system in addition to our current telephone order capabilities. Successful implementation of these strategies could increase our transaction volume, which may increase our order execution trading revenues, net.

Utilize our clearing capabilities to serve our expanding needs and to service the clearing needs of other broker dealers. We intend to continue to expand our clearing operations.

Expand our investment advisory services. We have begun to offer fee-based portfolio investment advisory services to our retail and private label customers. In May 2001, we introduced our online fee based advisory platform, www.empireinvestmentadvisors.com. Services include access to separate account money managers, managed mutual fund portfolios and asset allocation tools, manager and mutual fund due diligence and portfolio performance review and reallocation services. These services are provided via an all-inclusive, low cost fee based on assets under management. We are registered as an investment adviser in all 50 states and with the Securities and Exchange Commission under the Investment Advisers Act of 1940. We believe that by providing these services we will build stronger, more comprehensive relationships with our customers and supplement the independent contractor business formula.

Become a leading provider of wholesale brokerage solutions for other financial institutions. We provide private label brokerage solutions to broker dealers, banks, savings and loan institutions, credit unions, insurance companies and various other financial institutions that want to provide expanded services to their customers. We believe that this strategy of entering into agreements with institutions that have large customer bases will allow us to grow our own retail customer base more rapidly.

Utilize technology to sustain business advantages. We have been successful in managing our costs through the in-house development and use of proprietary technology. We plan to continue to invest in the development of proprietary systems and software that we believe will enhance the cost structure of our businesses. We believe that our proprietary securities trading and processing software applications allow us to monitor our potential risks of losses from volatility, reduce our dependence on third party vendors and maintain low fixed processing and labor costs.

Supplement technology with personal interaction to increase transaction volume and increase retail customer retention. We understand our technology-based marketplace and are continually seeking to expand the features offered to our retail customers. However, we believe that our ability to offer access to client support representatives to complement electronic investing will help increase our transaction volume and improve customer retention rates.

                                  Our Business

Retail Brokerage Services

         (i) Discount retail brokerage

         We provide discount securities brokerage services to retail investors, including both individuals and small to mid-sized institutions such as hedge funds, money managers, mutual funds and pension funds. We charge our customers an agreed upon brokerage commission. Our current online retail trading commissions' start at $5.00 per trade and our broker assisted trades as well as our independent contractor trades start at $19.00 per trade. Our client support representatives are available from 8:00 a.m. to 7:00 p.m. eastern time. Our services currently allow for after hours trading.

         Customers can directly place orders to buy and sell NASDAQ and exchange-listed securities, as well as equity and index options, through our automated order processing system. We support a range of order types, including market orders, limit orders (good-till-cancelled or day), stop orders and short sales. Our system automatically checks the parameters of an order, together with the customer's buying power and positions held, prior to executing an order. All listed market orders, subject to certain size limitations, are executed at the National Best Bid/Offer, or NBBO, or better at the time of receipt by a third market firm or exchange. The NBBO is a dynamically updated representation of the combined highest bid and lowest offer quoted across all United States stock exchanges and market makers registered in a specific stock. Eligible orders are exposed to the marketplace for possible price improvement, but in no case are orders executed at a price inferior to the NBBO. Limit orders are executed based on an indicated price and time priority. All NASDAQ market orders, subject to certain size limitations, are executed at the Best Bid/Offer or better at the time of receipt by the market maker.

         Our retail brokerage services are readily accessible to our brokerage customers through multiple gateways:

Internet Access. Customers using personal computers can access our brokerage services through the Internet by direct modem access. Our website, www.empirenow.com, combines an easy-to-use interface with the trading capabilities and financial content that experienced investors demand. We have designed our website to appeal to a broad range of retail investors, from novice to more sophisticated investors, particularly those seeking competitively priced online services. We intend to continually develop the features of our website and to position ourselves as the high value/low cost provider in our pricing segment.

Voice Telephone. We provide customers with a toll-free number to access our brokers and other client support representatives. We also provide our clients with direct access to our registered representatives and principals through our client support desk to allow them to execute trades other than online. Our brokers are committed to using their trading desks to obtain for our clients the fastest execution of their order at the best possible price at the time the order is given. As of December 31, 2001, our retail client support division consisted of 16 employees, of which 11 are registered representatives and principals.


Touch-tone Telephone. We have implemented a touch-tone telephone system to provide an alternate delivery channel for customers to access automated quote information, place stock and option orders, review account balances and check messages from any touch-tone telephone.

         (ii) Full service retail brokerage services

         We also service retail customers through a nationwide network of independent registered representatives. The representatives provide their own offices and utilize our clearing, execution and web-based services to provide access to investments to their client base. We receive a small percentage of the revenue generated by the representatives in exchange for providing back office support. We currently have approximately 20 fully independent branch offices (Offices of Supervisory Jurisdiction, or OSJ's) providing these services.

         We recruit experienced, highly productive independent financial advisors by offering them an attractive compensation package and the independence of owning and operating their own branch office. Generally, each branch office pays substantially all costs associated with establishing and operating the branch in return for a relatively high portion of gross commission revenue. We provide regulatory, compliance and other support services to the branch office financial advisors. This program allows expansion of brokerage operations with relatively minimal capital outlay.

         We offer full customer brokerage services using corporate equity and debt securities, U.S. government securities, municipal securities, mutual funds, variable annuity and variable life insurance products, general insurance, portfolio planning and management, cash management services, and portfolio tracking.

Order Execution Services

         We provide order execution services for equity securities to approximately 100 broker dealers. Our current trade execution capabilities allow us to handle orders telephonically or electronically. Order execution services consist of filling orders received from independent broker dealers to buy securities or sell securities. We typically act as principal in these transactions and derive our order execution trading revenue, net, from the difference between the price we pay when we buy a security and the price we receive when we sell that security. We typically do not receive a fee or commission for providing order execution services.

         Our order execution trading revenues, net, are dependent on our ability to take advantage of daily stock price fluctuations. Thus, we must be able to evaluate and act rapidly on market trends and manage risk successfully. Our methodology focuses on the dynamic, real-time analysis of market activity and price movements, which enables us to increase our revenues and manage risk better. Additionally, we have developed an internal trade order and risk management software application we refer to as the "e-blotter," which allows real-time analysis of our trading positions in individual securities and monitoring of our short and long positions and our aggregate profits and losses. We normally close out our trade positions at the end of each day and do not maintain securities inventories, which reduces our exposure to risk from market volatility.

Clearing Operations

         Clearing operations include the confirmation, receipt, settlement, custody and delivery functions involved in securities transactions. Our clearing capabilities allow us to realize significant cost savings that permit us to competitively price our services. Performing our own clearing operations allows us to retain customer free credit balances and securities for use in margin lending activities subject to SEC and NASD rules. In March 2001, we entered into a three-year agreement with Automated Data Processing, Inc. for the provision of computer services to support order entry, order routing, securities processing, customer statements, tax reporting, regulatory reporting and other services necessary to the management of a brokerage clearing business.

         The retail customer accounts we clear are carried on a fully disclosed basis with our subsidiary, Advantage Trading Group, Inc. Our clients' securities positions and credit balances carry $2,000,000 insurance coverage through Lloyds of London that is supplemental to standard SIPC protection for clients' accounts up to $500,000 subject to a limitation of $100,000 for claims for cash balances. All customer credit balances are subject to immediate withdrawal from our clearing firm, at the discretion of the customer.

         We make margin loans to customers collateralized by securities held in their accounts. Margin lending is subject to the margin requirements of the Federal Reserve and NASD and our internal policies, which are more stringent than those requirements. Under applicable NASD rules, in the event of a decline in the market value of the securities in a margin account, we are obligated to require the customer to deposit additional securities or cash in the account so that at all times the customer's equity in the account is at least 25% of the value of the securities in the account. Our current internal requirement, however, is that the customer's equity not fall below 35%. If it does, the customer will be required to increase the account's equity to 40%. We also restrict access to margin lending with regard to trading of certain stocks we determine to be too volatile. Margin lending to customers constitutes the major portion of the basis on which our net capital requirements are determined under the SEC's Net Capital Rule. To the extent these activities expand, our net capital requirements will increase.

         We also provide clearing services to unaffiliated broker dealers. We have been engaged by eight unaffiliated broker dealers to provide clearing services. We provide an online order entry, execution and information system that is integrated with our clearing operations. We believe that providing these online capabilities combined with our clearing services will strengthen our existing relationships with independent broker dealers and will attract additional broker dealer clients.

         We also provide clearing services to our affiliated broker dealer, Empire Financial Group, Inc. and it's Empire Capital Management Division of independent registered representatives. This allows Empire Financial Group, Inc. to provide a competitive edge in clearing costs that it can in turn pass on to its retail clients. This relationship provides a platform for lower costs. It also allows more control of the execution of its trades unlike with a unaffiliated third party clearing firm.

Investment Advisory Services

         In May 2001, we began offering fee-based investment advisory services to our customers, independent registered investment advisors and unaffiliated broker dealers through our wholly owned subsidiary, Empire Investment Advisors, Inc. These services are web-based and are delivered through a platform that uses a variety of independent third party providers. We believe these services enable us to establish more comprehensive relationships with our customers. The investment advisory services we provide include: investment portfolio planning with recommendations on overall portfolio allocations for different types of investments based on customers' long term needs; recommendations regarding mutual fund and separate account manager investments; access to separate account money managers, managed mutual fund portfolios and asset allocation tools; manager and mutual fund due diligence; and, portfolio performance review and reallocation. We do not provide recommendations regarding investment in individual equity securities. These services are provided via an all-inclusive, low cost fee based on assets under management. The current fee is approximately 85 basis points per annum of the value of our customer's managed assets. Empire Investment Advisors, Inc. is registered as an investment adviser in all 50 states under the Investment Adviser's Act of 1940.

         Our investment advisory services provide a competitive advantage to the Empire Capital Management Division of Empire Financial Group, Inc. The independent registered representatives of this division can offer the product and services of Empire Investment Advisors, Inc. to their retail clients upon licensing with Empire Investment Advisors, Inc. High net worth clients and commission adverse clients can now have money management services that compete with banks and other financial institutions.

Ancillary Retail Brokerage Services



We offer the following ancillary services:


Securities Borrowing. We borrow securities both to cover short sales and to complete customer transactions in the event a customer fails to deliver securities by the required settlement date. We collateralize such borrowings by depositing cash or securities with the lender and receive a rebate, in the case of cash collateral, or pay a fee calculated to yield a negotiated rate of return. Securities borrowing transactions are executed pursuant to written agreements with counter parties that require the securities borrowed be marked to market on a daily basis and that additional collateral be furnished in the event of changes in the market value of the securities. The securities usually are marked to market on a daily basis through the facilities of the various national clearing organizations. We do not currently engage in securities lending, but may do so in the future.

Market Data and Financial Information. During trading hours, we continually receive a direct line ("feed") of detailed quote data, market information and news. Our retail customers can create their own personal list of stocks and options for quick access to current pricing information. We provide our customers free access to delayed quotes, including stocks, options, major market indices, most active issues and largest gainers and losers for the major exchanges. Real-time quotes are also available for a small fee. Upon placing an order, a customer is provided with a real-time bid and asked quote, at no extra charge. We also offer our customers a streaming real-time quote service for $19.95 per month, which entitles the customer to receive unlimited quotes per month. Our alliances and content provider relationships allow us to offer access to breaking news, charts, market commentary and analysis and company financial information. Our website, www.empirenow.com, provides comprehensive investment research content as well as access to SEC filings of public companies, among other features.


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


Portfolio Tracking and Records Management. Customers have online access to a listing of all their portfolio assets held with us, including data on the date of purchase, cost basis, current price and current market value. The system automatically calculates unrealized profits and losses for each asset held. Information provided to our customers also includes total short-term or long-term gain/loss and commissions paid. Detailed account balance and transaction information includes cash and money fund balances, buying power, net market portfolio value, dividends paid, interest earned, deposits and withdrawals. Customers can also create watch lists to include any number of stocks, options, mutual funds and other financial investments a customer is interested in tracking. All transaction and portfolio records are automatically updated to reflect trading activity. Buy and sell orders placed when the markets are closed are automatically submitted prior to the next day's market opening. Online account holders receive electronic notification of order execution, and all customers receive printed trade confirmations and detailed monthly statements. We also provide for the transmittal of proxy, annual report and tender offer materials to customers. We offer our online customers electronic confirmations and are planning to offer electronic statements.

Cash Management Services. Customer payments received through the mail or federal wire system are credited to customer accounts. We also provide cash management services to our customers. For example, funds not invested in securities earn interest in a credit interest program or can be invested in money market funds. In addition, we provide free checking services and debit cards for our customer accounts through a commercial bank. We are exploring the expansion of these services.

Account Security. We use a combination of proprietary and industry standard security measures to protect customers' assets. Customers are assigned unique account numbers, user identifications and passwords that must be used each time they log on to our system. We rely on encryption and authentication technology to provide the security necessary to effect the confidential exchange of information. We do not plan to share customer data with third parties.

Private Label Brokerage Services


         Various financial institutions are increasingly seeking to enter the securities brokerage business. Given the time and the complexity involved in obtaining the necessary regulatory approvals, one efficient method for financial institutions to enter the securities brokerage business is to contract with a third-party provider of online investing solutions in order to provide this packaged solution to their customers. We offer private label brokerage services to broker dealers and other financial institutions that want to provide expanded services to their retail customers. We are currently providing private label brokerage services for 12 financial institutions and marketing these services to other broker dealers, banks, savings and loan institutions, credit unions, insurance companies, financial planners and various other financial institutions.

         Our private label brokerage solutions are designed to provide our full range of retail customer brokerage services through the financial institution's website. The website screens have the financial institution's look and feel, with a reference to Empire Financial Group, Inc. as the provider for the services. Customers that use our services through these other financial institutions have accounts directly with us and are treated as our customers. We charge these customers similar fees as we charge our own retail customers and pay these institutions fees based on transaction volume generated by their retail customers.

         Our primary target market includes smaller institutions that may lack the resources to efficiently implement their own brokerage solution. Our services benefit these institutions by allowing them to retain customers and their customer credit balances, create additional revenue sources and increase traffic to their own websites, potentially leading to additional business. We have developed our own Internet-based software systems to provide such services tailored to the needs of these institutions while providing the same level and range of products and services we offer to our own retail customers. We believe that this strategy will allow us to grow rapidly and efficiently by gaining access to the customer bases of other financial institutions.

Technology


         We believe our proprietary systems and software allow us to maintain low fixed processing and labor costs in both our order execution and retail brokerage businesses. By developing proprietary software applications, we are able to customize and better control our operations and reduce our dependence on third-party software vendors. Our proprietary software applications include a customized trade order and risk management system, which we refer to as the "e-blotter." This system allows real-time analysis of our trading positions in individual securities and reduces our potential exposure to losses from trade volatility. We have also developed and expect to implement a web-based order system that will directly link our broker dealer customers to our order execution services employees. This system allows us to process trade transactions more effectively by maximizing the use of our execution and clearing services in trade orders we receive.

         We utilize local consultants and also outsource software development projects to off-shore contractors for rapid application development at economical rates. We have entered into independent contractor arrangements with these individuals on an as-needed basis to assist with programming and developing proprietary technologies. We also developed and use certain third party technology vendors when we deem it more cost effective than building the technology ourselves.

Strategic Marketing Efforts

         We plan to increase our brand recognition to attract new retail customers and broker dealers. We are developing a comprehensive marketing plan to attract more clients and broker dealers to clear their trades through us, as well as build market awareness, educate the investing public about our services and broaden and enhance brand name recognition and loyalty. We recently acquired Centennial Capital Management, Inc. which added a full-service brokerage capability to Empire. We are actively pursuing additional alliances with various companies to increase trading volume and operational efficiencies, to further enhance name recognition and to diversify our income stream. In addition, we regularly examine new ways to provide additional products and services to our current clients, as well as new clients, including, for example, banks and other financial institutions seeking to provide expanded services to their customers. We also intend to expand our market share through, among other things, television, direct-response advertising, advertising on our own and other websites, a public relations program and live seminars.


Competition


         We provide order execution services for equity securities to approximately 100 independent broker dealers. The market for these services is rapidly evolving and intensely competitive. We expect competition to continue to intensify in the future. We compete primarily with wholesale, national and regional broker dealers and trade execution firms such as Knight/Trimark Group, as well as electronic communications networks, which provide a direct trading venue to institutional and retail investors. We compete primarily on the basis of execution quality, customer service and technology.

         The market for brokerage services, particularly over the Internet, is rapidly expanding and extremely competitive. This competition is expected to continue to grow in the future. Major competitors include Charles Schwab & Co. Inc., E*Trade Group, Inc., TD Waterhouse Group, Inc., Ameritrade Holding Corporation and Fidelity Brokerage Services, Inc. In addition, we compete with financial institutions and investing services that offer online brokerage services. We believe the major competitive factors for brokerage services include cost, service, quality, ease of use and customer satisfaction.

         Some of the strongest competition comes from companies who have greater marketing, financial and technical resources than ours. At the current time these competitors can offer a wider range of services and financial products than we can. Some of our competitors also have greater name recognition and more extensive client bases. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to clients and adopt more aggressive pricing policies. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties or may consolidate to enhance their services and products. We expect that new competitors or alliances among competitors will emerge and may acquire significant market share.

Government Regulation


         (i) Broker Dealer Regulation

         The securities industry is subject to extensive regulation under federal and state law. The SEC is the federal agency responsible for administering the federal securities laws. In general, broker dealers are required to register with the SEC under the Securities Exchange Act of 1934 or the Exchange Act. Our subsidiaries, Empire Financial Group, Inc. and Advantage Trading Group, Inc., are broker dealers registered with the SEC. Under the Exchange Act, every registered broker dealer that does business with the public is required to be a member of and is subject to the rules of the NASD. The NASD has established conduct rules for all securities transactions among broker dealers and private investors, trading rules for the over-the-counter markets and operational rules for its member firms. The NASD conducts examinations of member firms, investigates possible violations of the federal securities laws and its own rules, and conducts disciplinary proceedings involving member firms and associated individuals. The NASD administers qualification testing for all securities principals and registered representatives for its own account and on behalf of the state securities authorities.

         We are also subject to regulation under state law. Empire Financial Group, Inc. and Advantage Trading Group, Inc. are currently registered as broker dealers in all 50 states and in Puerto Rico. An amendment to the federal securities laws prohibits the states from imposing substantive requirements on broker dealers that exceed those imposed under federal law. This amendment, however, does not preclude the states from imposing registration requirements on broker dealers that operate within their jurisdiction or from sanctioning these broker dealers for engaging in misconduct.

         (ii) Net Capital Requirements; Liquidity

         As registered broker dealers and members of the NASD, Empire Financial Group, Inc. and Advantage Trading Group, Inc. are subject to the Net Capital Rule. The Net Capital Rule, which specifies minimum net capital requirements for registered broker dealers, is designed to measure the general financial integrity and liquidity of a broker dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. In general, net capital is defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and certain discretionary liabilities, and less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively certain other assets. Among these deductions are adjustments which reflect the possibility of a decline in the market value of an asset prior to disposition.

         Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require the firm's liquidation. The Net Capital Rule prohibits payments of dividends, redemption of stock, the prepayment of subordinated indebtedness and the making of any unsecured advance or loan to a shareholder, employee or affiliate, if the payment would reduce the firm's net capital below a certain level.

         The Net Capital Rule also provides that the SEC may restrict for up to 20 business days any withdrawal of equity capital, or unsecured loans or advances to shareholders, employees or affiliates if the capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker dealer. In addition, the Net Capital Rule provides that the total outstanding principal amount of certain of a broker dealer's subordinated indebtedness, the proceeds of which are included in its net capital, may not exceed 70% of the sum of the outstanding principal amount of all subordinated indebtedness included in net capital, par or stated value of capital stock, paid in capital in excess of par, retained earnings and other capital accounts for a period in excess of 90 days.

         Empire Financial Group, Inc. and Advantage Trading Group, Inc. are members of the Securities Investor Protection Corporation which provides, in the event of the liquidation of a broker dealer, protection for clients' accounts up to $500,000, subject to a limitation of $100,000 for claims for cash balances. We also carry $2,000,000 additional insurance through Lloyds of London on client accounts that we clear.

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


         (iii) Investment Advisers Act

         Our subsidiary, Empire Investment Advisers, Inc., is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940. Registration by the SEC does not represent an endorsement of Empire Investment Advisers, Inc. by the SEC. Empire Investment Advisers, Inc. must comply with rules that govern the way it conducts its business, including the information that must be given to clients, records that must be maintained, compliance procedures and ethical requirements that must be enforced, and terms that must be included in advisory agreements. As an investment adviser, Empire Investment Advisers, Inc. is a fiduciary for its clients, and must act with loyalty and care in the performance of its duties.

         (iv)     Additional Regulation


         Due to the increasing popularity and use of the Internet and other online services, various regulatory authorities are considering laws and/or regulations with respect to the Internet or other online services covering issues such as user privacy, pricing, copyrights and quality of services. The growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. Moreover, the recent increase in the number of complaints by online traders could lead to more stringent regulations of online trading firms and their practices by the SEC, NASD and other regulatory agencies.

         Furthermore, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. As our services are available over the Internet in multiple states and foreign countries, and as we have numerous clients residing in these states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country.

Employees


         As of December 31, 2001, we had 65 full-time employees and 83 independent contractors. We have 124 registered representatives, of which approximately 83 work under contractor agreements. We have 39 people in management and operations and 14 providing order execution services and retail brokerage services to our customers. No employee is covered by a collective bargaining agreement or is represented by a labor union. We consider our employee and independent contractor relations to be excellent.


Facilities

         Our principal executive offices consist of 11,800 square feet of a 19,400 square foot facility located in Longwood, Florida. This facility is owned by G&G Holdings, Inc., an entity owned by Kevin M. Gagne and Richard L. Goble. Our subsidiaries Empire Financial Group, Inc. and Advantage Trading Group, Inc. have each entered into leases with G&G Holdings, Inc. which expire on May 31, 2009 and provide for an average rent of approximately $23,000 per month, plus sales and property taxes. We also have approximately 20 fully independent branch offices throughout the United States. We do not have lease agreements for our branch offices or any direct financial commitment. The rent for these facilities is an obligation of the independent contractors who are located in each of them. We have also entered into a one year lease to accomodate the sales support staff of the Empire Capital Management Division. This administrative office is located at 1536 Dunwoody Village Parkway in Atlanta, Georgia and has two full-time employees. The monthly payment on this facility is $1,152.

Legal Proceedings

         Our business involves substantial risks of liability, including exposure to liability under federal and state securities laws in connection with the underwriting or distribution of securities and claims by dissatisfied clients for fraud, unauthorized trading, churning, mismanagement and breach of fiduciary duty. In recent years there has been an increasing incidence of litigation involving the securities industry, including class action which generally seek rescission and substantial damages.

         In the ordinary course of business, we and our principals are, and may become a party to legal or regulatory proceedings or arbitrations. We are not currently involved in any legal or regulatory proceeding or arbitrations, the outcome of which is expected to have a material adverse impact on our business.

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

                        DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth the names, ages and positions held with respect to each director and executive officer:


               Name                 Age                 Position
               ----                 ---                 --------


Richard L. Goble...................  41 Co-Chief Executive Officer, Co-President
                                        And Co-Chairman of the Board
Kevin M. Gagne.....................  42 Co-Chief Executive Officer, Co-President
                                        And Co-Chairman of the Board
Donald A. Wojnowski Jr. ...........  42 Vice President Business Development
George R. Cupples..................  51 Chief Financial Officer/Compliance
Craig Macnab.......................  45 Director Appointee
Gregory M. Misiak..................  54 Director Appointee
John J. Tsucalas...................  60 Director Appointee


         Richard L. Goble is our co-chairman of the board, co-chief executive officer and co-president. He is also the chief executive officer of Empire Financial Group, Inc., which he co-founded in 1990, and president of Advantage Trading Group, Inc. Mr. Goble is responsible for the creation, development and management of our execution and clearing operations.

         Kevin M. Gagne is our co-chairman of the board, co-chief executive officer and co-president. He is also the president of Empire Financial Group, Inc., which he co-founded in 1990, and the chief executive officer of Advantage Trading Group, Inc. Mr. Gagne was responsible for the creation of Empire's online trading operations and development of our institutional operations.

         Donald A. Wojnowski Jr. is our vice president business development; Mr. Wojnowski joined Empire Financial Group, Inc. in March 1993 as an independent broker and managed the Cocoa Beach, Florida branch from March 1993 through February 2000. From 1987 to March 1993, Mr. Wojnowski was vice president of investments with Dean Witter Reynolds, Inc. Mr. Wojnowski has served as a director of Eckler Industries, Inc. and Smart Choice Automotive Group, Inc., both publicly traded companies.

         George R. Cupples is our chief financial officer and has been our compliance officer and controller since August 1999. From 1990 to 1999, Mr. Cupples worked for the SEC as an examiner of broker dealers for compliance with various federal and NASD rules and regulations. His activities also included reviewing litigation involving broker dealers in enforcement proceedings. From 1982 to 1990, he worked for the NASD examining broker dealers for compliance with net capital requirements, customer protection, sales practices and supervisory procedures

         Craig Macnab will become a director upon completion of the offering. Mr. Macnab is currently the Chief Executive Officer and a director of JDN Realty Corp., a real estate development and asset management company and Unidial Communications, an integrated telecommunications provider. Mr. Macnab was previously the president of Tandem Capital, a venture capital firm. From 1993 to 1996, Mr. Macnab was a general partner of Macneil Advisors, which was the general partner of three partnerships investing in equity securities. Mr. Macnab is also a director of Environmental Tectonics Corp., a manufacturer of aircrew training systems and public entertainment systems.

         Gregory Misiak will become a director upon completion of the offering. Mr. Misiak has been providing consulting and venture capital services to various Internet startup companies since 1998. From 1992 to 1998, Mr. Misiak was president of Litton Systems, Inc.'s Laser Systems Division, which is engaged in the manufacture of laser systems.

         John J. Tsucalas will become a director upon completion of the offering. Since February 2000, Mr. Tsucalas has been chief executive officer and chief financial officer of Littlefield Adams & Company, a company engaged in the sale of men's apparel. He held these positions on an interim basis from July 1999 to February 2000. From 1995 to July 1999, Mr. Tsucalas operated his own corporate financial services company, John James Tsucalas & Co. He is a chartered financial analyst.


Other Information

         There are no family relationships between any of our executive officers, key employees and directors.

         Directors hold their offices until the next annual meeting of our shareholders and until their successors have been duly elected and qualified or their earlier resignation, removal from office or death. There are currently no committees of the board of directors, but we plan to establish audit and compensation committees upon completion of this offering. The audit committee will be composed of Messrs. Macnab, Misiak and Tsucalas. The compensation committee will be composed of Messrs. Gagne, Goble, Macnab and Misiak.

         Officers serve at the pleasure of the board of directors (except for Messrs. Goble, Gagne and Wojnowski who each have entered into employment agreement with us that have initial terms of approximately five, five and four years, respectively) and until the first meeting of the board of directors following the next annual meeting of our shareholders and until their successors have been chosen and qualified.

Director Compensation


         We do not currently pay our directors any fees for attending board meetings. We anticipate that following this offering we will pay non-employee directors an annual retainer of $5,000, in addition to $500 per meeting, plus travel reimbursements. In addition, each non-employee director will receive stock options covering 10,000 shares of our common stock at an exercise price equal to the initial offering price under the 2000 Incentive Compensation Plan.


Executive Compensation


         The following table summarizes all compensation paid during the last three fiscal years to our co-chief executive officers and each other executive officer whose annual compensation exceeded $100,000 during the three years ending December 31, 2001.


Summary Compensation Table

                                                Summary Compensation Table
                                           -------------------------------------
                                                          Annual
                                                       Compensation Other Annual
       Name and Principal Position         Fiscal Year    Salary    Compensation
       ---------------------------         ----------- ------------ ------------
Richard L. Goble..........................    2001       $208,000     $600,000
 Co-Chief Executive Officer and               2000        302,160      700,000
 Co-Chairman of the Board                     1999        254,879      566,681

Kevin M. Gagne............................    2001       $208,000     $600,000
 Co-Chief Executive Officer and               2000        302,160      700,000
 Co-Chairman of the Board                     1999        254,879      566,681


George R. Cupples.........................    2001       $127,700           --
 Chief Financial/Compliance Officer           2000        120,200           --
                                              1999         37,218*          --

Donald A. Wojnowski Jr. ..................    2001       $132,024     $106,472
 Vice President, Business Development         2000         60,000      131,751
                                              1999             --      161,893

* Mr. Cupples joined us in August 1999

   "Other Annual Compensation" for Messrs. Goble and Gagne consists of distributions to these individuals as shareholders related to their tax liability for our taxable income for the prior calendar year and for Mr. Wojnowski consists of brokerage commissions.

Employment Agreements

         We have entered into employment agreements, effective upon completion of this offering, with each of Messrs. Gagne and Goble which provide that each of them shall serve as our co-chairman of the board, co-chief executive officer and co-president. Each of these agreements provides for annual base compensation of $375,000. In addition, each of these agreements provides incentive and other compensation and benefits to the executive. These employment agreements have an initial term expiring on December 31, 2005. Beginning on January 1, 2003, and each following January 1, the term of each agreement will be automatically extended for one additional year unless we give written notice of termination to the employee not later than at least 180 days prior to that date. As a result, if we elect to terminate either of these agreements we will be obligated to employ the employee for at least two and a half years after making this election to terminate. These agreements may also be terminated by us after a conviction of (and such conviction is sustained on all appeals) or the entry of a plea of guilty by the employee to a felony, if the employee materially breaches the agreement which is not cured within ten days, if the employee commits any act or omission constituting willful misconduct, gross negligence, fraud, misappropriation, embezzlement or competitive business activities which we believe could cause us material harm or upon the employee's disability as defined in the employment agreement. Each of these employment agreements contains confidentiality provisions and also non-competition provisions during the term of the agreement and for two years thereafter, which prohibits him from engaging in the securities brokerage business in the State of Florida or using the Internet.

         Messrs. Gagne and Goble each may terminate his agreement at any time upon 90 days prior written notice. If either Mr. Gagne or Mr. Goble terminates his agreement because he is assigned duties that are materially inconsistent with his current position, because of our material breach of his agreement or as a result of a change in control or if we terminate the agreement without cause, then we must compensate him for the remainder of the term. In the event we terminate the agreement because of the employee's disability, we must pay that employee his base salary until the earlier of nine months after his termination or the date on which his long-term disability insurance payments begin.

         We have also entered into an employment agreement with Donald Wojnowski Jr., which provides that he shall serve as Vice President, Business Development. His agreement provides for annual base compensation of $150,000 and also provides incentive and other compensation and benefits to him. He also will be granted stock options under the 2000 Incentive Compensation Plan upon completion of this offering covering 200,000 shares of our common stock at an exercise price equal to the initial public offering price.

         This employment agreement has an initial term expiring on December 31, 2004, and automatically extends until either party provides 90 days prior written notice of termination. We may terminate the employment agreement for cause, which means a material breach of the employment agreement that is not cured within 10 days of receipt of notice from us, indictment for a criminal felony or a material breach of Mr. Wojnowski's representation that his performance under the employment agreement does not violate any other agreement under which he is bound. We also can terminate the employment agreement upon his disability as defined in the employment agreement. Either party may terminate the employment agreement upon 90 days prior written notice. In the event we terminate his employment without cause, we will pay Mr. Wojnowski his base salary for the then remaining term of the agreement.

         If Mr. Wojnowski terminates the agreement for good reason, which means a termination resulting from our material breach or otherwise occurring within three months of a change in control as defined in the employment agreement, we will pay him his base salary for the remaining term of the agreement. This employment agreement contains confidentiality provisions and also non-competition provisions during the term of the agreement and for three years thereafter, which prohibits him from engaging in the securities brokerage business in the State of Florida or using the Internet.

Indemnification Agreements

         We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we have agreed to indemnify them against certain liabilities and expenses in proceedings other than those we bring against them that they become involved in because of their status as a director, officer or agent of ours. In order to be entitled to indemnification, they must have acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceedings, had no reasonable cause to believe their conduct was unlawful. With respect to any action brought by us or in our right, a director or executive officer will also be indemnified, to the extent not prohibited by law, for liabilities and expenses they reasonably incur if a court determines they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests. Under the terms of the agreement, no legal action can be brought by us or on our behalf against a former officer or director more than two years after the officer or director has ceased serving us in that capacity, if the action would give rise to a claim for indemnification.

Option Grants in Last Fiscal Year

         There were no options outstanding as of December 31, 2001 granted in 2000 to any of our executive officers. There were no options exercised in 2001 or held as of December 31, 2001 by any of our executive officers.

2000 Incentive Compensation Plan

         We have adopted the 2000 Incentive Compensation Plan, which is designed to serve as an incentive for retaining qualified and competent directors, employees, consultants and advisors. Stock options, stock appreciation rights and restricted stock options will be granted to certain persons in proportion to their contributions to our overall success as determined by the board of directors, or committee thereof, in their sole discretion. However, we have agreed to grant, at the time this offering is completed, to Mr. Wojnowski pursuant to his employment agreement stock options covering 200,000 shares of our common stock at an exercise price equal to the initial public offering price. All of these options vest immediately, but Mr. Wojnowski may only sell up to 100,000 shares received upon exercise of these options until the first anniversary of the date this offering is completed and an additional 20,000 shares per year thereafter, on a cumulative basis.

         Our board of directors, or a committee thereof, administers and interprets the 2000 Plan and is authorized to grant options to all eligible employees, directors and executive officers (whether current or former employees), as well as consultants and independent contractors. The 2000 Plan provides for the granting of both "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) and non-statutory stock options. Incentive stock options may only be granted, however, to employees. Options can be granted under the 2000 Plan on the terms and at the prices determined by the board of directors, or a committee thereof, except that the per share exercise price of incentive stock options granted under the 2000 Plan will not be less than the fair market value of the common stock on the date of grant and, in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will not be less than 110% of the fair market value as defined in the 2000 Plan.

         Options under the 2000 Plan that would otherwise qualify as incentive stock options will not be treated as incentive stock options to the extent that the aggregate fair market value of the shares covered by the incentive stock options which are exercisable for the first time by any individual during any calendar year exceeds $100,000.

         Options and stock appreciation rights granted under the 2000 Plan would not be exercisable after the period or periods specified in the option agreement. Options and stock appreciation rights granted under the 2000 Plan are exercisable no later than ten years from the date of the grant. Incentive stock options are not transferable. The optionee may transfer non-statutory stock options and stock appreciation rights by will or the laws of descent and distribution. Adjustments in the number of shares subject to options and stock appreciation rights granted under the 2000 Plan can be made by the board of directors or the appropriate committee in the event of a stock dividend or re-capitalization resulting in a stock split-up, combination or exchange of shares.

         For each grant of restricted stock under the 2000 Plan, there shall be established a restricted period, which shall be no less than six months and no greater than five years and which may vary among the recipients of the restricted stock. Shares of restricted stock cannot be sold or otherwise transferred during the restricted period, but otherwise the holder of restricted stock shall have the same rights as all of our other shareholders. In the event that a holder of restricted stock leaves our employment during the restricted period (other than as a result of death or disability), then all shares of restricted stock that are still subject to the restrictions shall be forfeited and returned to us. If a holder is terminated as an employee by us without cause or by mutual agreement between the holder and us, then the administrator of the 2000 Plan, in its discretion, may release some or all of the shares from the restrictions.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT


         The following table sets forth as of April 9, 2002 the information regarding beneficial ownership of our common stock as of the date of this prospectus, by (1) each person who owns beneficially more than 5% of our outstanding common stock, (2) each of our directors, (3) each of our executive officers and (4) all directors and executive officers as a group.



                                                              Percent of Class
                                                              -----------------
                                         Amount and Nature of  Before   After
 Name and Address of Beneficial Owner    Beneficial Ownership Offering
 ------------------------------------    -------------------- -------- --------


Richard L. Goble.......................       2,000,000           50%      40%
Kevin M. Gagne (1).....................       2,000,000           50       40
Craig Macnab...........................              --           --       --
Gregory M. Misiak......................              --           --       --
George R. Cupples......................
John J. Tsucalas.......................              --           --       --
Donald A. Wojnowski Jr. ...............              --           --       --
                                              ---------        -----     ----
All directors and executive officers as
 A group (7 persons)...................       4,000,000          100%      80%
                                              =========        =====     ====


(1) Held by Kevin M. Gagne as trustee of the Gagne First Revocable Trust.

The business address of all directors and executive officers is c/o Empire Financial Holding Company, 1385 West State Road 434, Longwood, Florida 32750.

                              CERTAIN TRANSACTIONS

         We currently lease the facilities where our principal offices are located from G&G Holdings, Inc., a corporation owned by our principal shareholders, co-chairmen of the board and co-chief executive officers, Messrs. Gagne and Goble. The lease expires on May 31, 2009 and provides for average rent of approximately $23,000 per month, plus sales and property taxes.

         Prior to the date of this prospectus, we acquired all of the outstanding capital stock of each of Advantage Trading Group, Inc., Empire Financial Group, Inc. and Empire Investment Advisors, Inc. from Messrs. Gagne and Goble in exchange for a total of 4,000,000 shares of our common stock, issued in equal amounts to Messrs. Gagne and Goble.

         From time to time we paid dividends to our existing shareholders, Messrs. Gagne and Goble, during 1999, 2000 and 2001 in the amounts of $2,247,547, $2,646,986, and $1,942,150, respectively. We are currently an S corporation for federal and state tax purposes, and our taxable income is a direct liability of our shareholders. We will automatically become a C corporation upon completion of this offering. As payment to Messrs. Gagne and Goble, to assist them in the payment of their estimated income tax liability related to our 2001 taxable income prior to the offering, we have agreed to make a distribution to them no later than April 15, 2002 equal to approximately 39.1% of our taxable income from January 1, 2001 through December 31, 2001. For the year ended December 31, 2001, 39.1% of our earnings is approximately $600,000. We will make a final distribution to our existing shareholders not later than April 2003 related to their income taxes arising from our taxable income from January 1, 2002 until completion of this offering. We will distribute to them approximately 39.1% of our taxable income for that period.

         We believe that the foregoing transactions complied with Florida law regarding contracts or transactions between one or more interested directors and a corporation. In summary, Florida law provides that contracts or transactions between one or more directors and a corporation must either be fair and reasonable as to the corporation at the time it was authorized by the directors or shareholders or must be authorized, approved or ratified by a majority of disinterested directors or a committee of the board of directors or by the affirmative vote of disinterested shareholders owning a majority of the shares entitled to be counted. Any authorization, approval or ratification must be made after the facts of such relationship or interest is disclosed or known to the disinterested directors or disinterested shareholders, as the case may be. We intend to comply with applicable Florida law with respect to any future contracts or transactions that directly or indirectly involving one or more of our directors.

                          DESCRIPTION OF CAPITAL STOCK


         After this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $.01 per share, 5,000,000 shares of which will be issued and outstanding, and 1,000,000 shares of preferred stock, par value $.01 per share, no shares of which will be issued and outstanding.


Common Stock

         Subject to the rights of the holders of any preferred stock that may be outstanding and that may have preferential dividend rights, each holder of our common stock on the applicable record date is entitled to receive the dividends declared by our board of directors out of funds legally available, and, in the event of liquidation, to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any of our outstanding preferred stock.


         Each holder of our common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders. Holders of our common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to this stock. All outstanding shares of our common stock are, and the shares of our common stock offered will be, when issued, fully paid and non-assessable.

Shareholders Agreement

         Messrs. Gagne and Goble have entered into a shareholders agreement under which they have agreed that corporate actions requiring their vote as shareholders will require the approval of both of them, so that neither one of them can act unilaterally, thus strengthening their control over common shareholders. In addition, the shareholders agreement provides that prior to selling his shares of common stock, each shareholder must offer the other shareholder the right to purchase those shares.

Preferred Stock

         Our board of directors has the authority to issue 1,000,000 shares of preferred stock in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in the series (which our board of directors may increase or decrease as permitted by Florida law), liquidation preferences, dividend rates, conversion or exchange rights, redemption provisions of the shares constituting any series and such other special rights and protective provisions with respect to any class or series as our board of directors may deem advisable without any further vote or action by the shareholders. Any shares of our preferred stock so issued could have priority over the common stock with respect to dividend or liquidation rights or both and could have voting and other rights of shareholders.

         One of the effects of the existence of our unissued preferred stock and large quantity of authorized but unissued common stock is to render it more difficult and discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise. This could result in delay or prevention of a change in control even if some of our shareholders believe that a change in control is in their best interests. We have no present plans to issue any shares of our preferred stock.

Anti-takeover Effects of Bylaws

         (i) General

Certain provisions of our bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. The following provisions may not be amended in our bylaws without the affirmative vote of a majority of the total number of directors then constituting our board of directors or by the holders of at least two-thirds of our outstanding shares of common stock.

         (ii) Special Meetings of Shareholders

         Our bylaws provide that special meetings of our shareholders may be called only by our co-chairmen of the board or, if neither of the co-chairmen of the board is present or able, by our co-presidents, or by our co-secretaries pursuant to a resolution adopted by a majority of our board of directors.

         (iii) Advance Notice Requirements for Shareholder Proposals and Director Nominations

         Our bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice in writing. To be timely, a shareholder's notice must be delivered to our secretary at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials to shareholders for the preceding year's annual meeting of shareholders; provided, however, that in the event that if the date of the annual meeting is more than 30 days before or more than 30 days after the anniversary of the preceding year's annual meeting of shareholders, notice by the shareholder must be delivered not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcements of the date of such meeting is first made. The bylaws also specify certain requirements as to the content and form of a shareholder's notice. These provisions may preclude shareholders from bringing matters before the shareholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

         (iv) Amendment of Bylaws

         The bylaws may only be altered, amended or repealed by the majority vote of the board of directors or the affirmative vote of the holders of at least two-thirds of our outstanding shares of common stock.

         (v) Anti-takeover Effects of Florida Law

         Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (1) at least 20% but less than 33 1/3% of all voting power; (2) at least 33 1/3% but less than a majority of all voting power; or (3) a majority or more of all voting power. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation or their affiliates.

         At the present time we have opted out of both of these statutes as permitted thereunder.

         Additionally, Florida law and our articles and bylaws also authorize us to indemnify our directors, officers, employees and agents. In addition, our articles of incorporation and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors (1) breach their fiduciary duties, and (2) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

Transfer Agent

         The transfer agent for our common stock is Continental Stock Transfer and Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the offering, we will have 5,000,000 shares of common stock outstanding. Of these shares, the 1,000,000 shares of common stock sold in the offering will be freely tradable without restriction under the Securities Act. The remaining 4,000,000 shares of common stock will be "restricted securities" as defined in Rule 144 and will become eligible for public sale subject to the restrictions of Rule 144.


         In general, under Rule 144, if a period of at least one year has elapsed since the later of the date the "restricted shares" (as that phrase is defined in Rule 144) were acquired from us and the date they were acquired from an "affiliate" of ours, as that term is defined in Rule 144 (an "Affiliate"), then the holder of the restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the common stock or the average weekly reported volume of trading of the common stock on The American Stock Exchange during the four calendar weeks preceding the sale. The holder may only sell the shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of the sales, notices of the sales and the availability of current public information concerning us. An Affiliate may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

         Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares were acquired from us and the date they were acquired from an Affiliate, as applicable, a holder of these restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

         Our directors, executive officers and all shareholders who own 5% or more of the issued and outstanding shares of the Company, or an aggregate of 4,000,000 shares of common stock (representing all of the issued and outstanding shares prior to this offering) have entered into written agreements not to sell or otherwise dispose of any of the shares of common stock beneficially owned by them for 180 days after the completion of this offering without the consent of Keefe, Bruyette & Woods, Inc.

         We also may issue to certain of our employees, directors and consultants stock options to purchase shares of our common stock under our 2000 Incentive Compensation Plan and restricted stock up to an aggregate of 1,000,000 shares. These stock options will have an exercise price equal to the fair market value on the date of grant. None of the options will be exercisable until at least one year from completion of this offering and none of the restricted shares can be sold for at least six months after they are awarded. However, the shares issuable upon exercise of these stock options and any shares of restricted stock will not be freely tradable until we file a registration statement covering these shares.

         We have agreed to sell to Keefe, Bruyette & Woods, Inc. warrants to purchase up to 100,000 shares of common stock at an exercise price equal to the initial public offering price per share, and all of such shares will be registered in this offering. The warrants are exercisable commencing one year from the date of the closing of the offering and for a period of four years thereafter. We have agreed to keep this registration statement effective until Keefe, Bruyette & Woods has sold all of its shares. In the event that this registration statement is no longer effective and Keefe, Bruyette & Woods, Inc. has not sold all of its shares, then we are required under the warrant to register any remaining shares of common stock that may be purchased upon the exercise of these warrants. The shares of common stock issuable upon exercise of these warrants will be freely tradable if sold pursuant to an effective registration statement covering these shares.

         We can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the common stock in the public market, or the perception that these sales may occur, could adversely affect prevailing market prices.

                                  UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement among us and the underwriters named below, who are represented by Keefe, Bruyette & Woods, Inc. each underwriter has severally, but not jointly, agreed to purchase from us, and we have agreed to sell to the underwriters, the number of shares of common stock set forth opposite their names below:

                                                       Number of
                          Underwriter                   Shares
                          -----------                  ---------

         Keefe, Bruyette & Woods, Inc. ..............  9,000,000
         Empire Financial Group, Inc. ...............  1,000,000
                                                       ---------
            Total....................................  1,000,000
                                                       =========

         The underwriting agreement provides that the underwriters' obligations are subject to approval of certain legal matters by counsel and to various other conditions customary in a firm commitment underwritten public offering. The underwriters are committed to purchase and pay for all the shares offered by this prospectus.

         The underwriters propose to offer the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus and to selected securities dealers at that price less a concession not in excess of $.252 per share. We expect that the shares of common stock will be ready for delivery on or about April 12, 2002.

         Empire Financial Group, Inc., one of our subsidiaries, will participate in the offering upon the same terms and conditions as the other underwriter and will co-manage the offering together with Keefe, Bruyette & Woods, Inc. Because Empire Financial Group is our affiliate; this offering is being conducted in accordance with Rule 2720 of the NASD's conduct rules. When an NASD member participates in the underwriting of its parent's equity securities, this rule requires, among other things, that the initial public offering price per share can be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. In accordance with this requirement, Keefe, Bruyette & Woods, Inc. has assumed the responsibilities of acting as a qualified independent underwriter. Both in its role as representative of the underwriters and in its role as a qualified independent underwriter, Keefe, Bruyette & Woods, Inc. has performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. In addition to receiving a portion of the underwriting discount, Keefe, Bruyette & Woods, Inc. will receive $82,000 for acting as qualified independent underwriter.

         We have agreed to sell to Keefe, Bruyette & Woods, Inc. and its designees warrants to purchase up to 100,000 shares of common stock at an exercise price equal to the public offering price per share. Keefe, Bruyette and Woods, Inc. will pay a purchase price of $100 for the warrants. The warrants are restricted from sale, transfer, assignment, pledge or hypothecation by any person for one year from the date of this prospectus, except to the officers and partners of Keefe, Bruyette & Woods, Inc. The holders may exercise the warrants as to all or any lesser number of the underlying shares of common stock at any time during the four-year period commencing one year after the date of this prospectus. As a result, the holders of the warrants will have the opportunity to profit from a rise in the market price of the common stock at nominal cost during the term of the warrants. To the extent that the warrants are exercised, the newly issued shares will dilute the interests of our shareholders. Further, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of the warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the warrants. Any profit realized by the underwriters on the sale of the warrants or the underlying shares of common stock may be deemed additional underwriting compensation.

         We have agreed to register all 100,000 shares underlying the warrants in this offering and to keep this registration statement effective until all of the shares are sold by Keefe, Bruyette & Woods, Inc. In the event that this registration statement is no longer effective and Keefe, Bruyette & Woods, Inc. has not sold all of the shares then we are required (i) to file one registration statement, at our expense, covering the sale of the shares of common stock underlying the warrants; (ii) to file a second registration statement covering the warrant shares at their own expense and (iii) to include the warrant shares in any appropriate registration statement we file during the seven years following the date of this prospectus.

         We and all of our directors, executive officers and shareholders holding 5% or more of our issued and outstanding common stock have agreed not to sell or otherwise dispose of any shares of our common stock or any securities that can be converted into or exchanged for shares of our common stock, or publicly announce an intention to do so, or enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of common stock or make any demand or filing for the registration of shares of common stock for a period of 180 days from the completion of this offering without the prior written consent of Keefe, Bruyette & Woods, Inc.

         Prior to this offering, there has been no public market for our common stock. The initial public offering price for the common stock has been determined arbitrarily by negotiations between us and Keefe, Bruyette & Woods, Inc. and is not necessarily related to our asset value, net worth or other established criteria of value. The factors considered in determining the initial public offering price include:

  o our past and present revenues, earnings and cash flows;

  o our prospects for growth, revenues, earnings and cash flows;

  o an assessment of our management and our capital structure;

  o the history of and prospects for the industry in which we compete;

  o prevailing market conditions, recent market prices of comparable publicly traded companies;

  o the current state of the economy in the United States and the level of economic activity in our industry; and

  o certain other factors as were deemed relevant.

         The underwriters will not sell shares of our common stock to any account over which they exercise discretionary authority without the prior specific written approval of the customer.

         We have agreed to indemnify Keefe, Bruyette & Woods, Inc. against certain liabilities, including liabilities under the Securities Act, as currently in effect, or to contribute to payments that Keefe, Bruyette & Woods, Inc. may be required to make in connection with those liabilities.

         In connection with this offering the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which the underwriters or selling group members may bid for or purchase common stock for the purpose of stabilizing its market price. The underwriters also may create a short position by selling more common stock in connection with the offering than they are committed to purchase from us. In that event, the underwriters may purchase common stock in the open market following completion of the offering to cover all or a portion of that short position. In addition, if the representative purchases shares in the open market in a stabilizing transaction or to cover a short position, the representative may reclaim a selling concession, known as a penalty bid, from the underwriters and selling group members who sold those shares as part of this offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the common stock to remain higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the common stock to the extent that it were to discourage resale of the common stock. None of the transactions described in this paragraph are required, and, if any are undertaken, they may be discontinued at any time. These transactions may be effected on the American Stock Exchange, various ECN's or Third Market Execution destinations.

                                 LEGAL MATTERS

         Greenberg Traurig, P.A., a professional association, Miami, Florida will give an opinion regarding the validity of the common stock offered under this prospectus. Patton Boggs LLP, will pass upon certain legal matters relating to the offering for Keefe, Bruyette & Woods, Inc.

                                    EXPERTS

         The consolidated financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ending December 31, 2001 included in this prospectus have been so included in reliance on the report of Sweeney, Gates & Co., independent certified public accountants, given on the authority of the firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement containing this prospectus with the SEC with respect to the common stock being offered in this offering. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by SEC rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to any contract, agreement or other document filed as an exhibit to the registration statement, please refer to the exhibit for a more complete description of the matter involved. Each statement in this prospectus is deemed qualified in its entirety by reference to the registration statement and to the financial statements, schedules and exhibits filed as a part of it.

         The registration statement we filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Regional Offices of the SEC located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, filings may also be obtained from the SEC's website at www.sec.gov. You may also call the SEC at 1-800-SEC-0330 for more information.

         As of the date of this prospectus, we will become subject to the reporting requirements of the Securities Exchange Act of 1934 and will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC set forth above, and copies of these materials can be obtained from the SEC's Public Reference Section at prescribed rates. We intend to furnish our shareholders with annual reports containing audited financial statements and any other periodic reports we deem appropriate or as may be required by law.

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999







                                TABLE OF CONTENTS





Report of Independent Certified Public Accountants                          F-2

Consolidated Statements of Financial Condition
  December 31, 2001 and 2000                                                F-3

Consolidated Statements of Income
  Years Ended December 31, 2001, 2000 and 1999                              F-4

Consolidated Statement of Changes in Shareholders' Equity
  Years Ended December 31, 2001, 2000 and 1999                              F-5

Consolidated Statements of Cash Flows
  Years Ended December 31, 2001, 2000 and 1999                              F-6

Notes to Consolidated Financial Statements                                  F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of Empire Financial Holding Company and subsidiaries

We have audited the accompanying consolidated statements of financial condition of Empire Financial Holding Company and subsidiaries as of December 31, 2001, and 2000, and the related consolidated statements of income and shareholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Empire Financial Holding Company and subsidiaries at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended December 31, 2001, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.


                                               /s/ Sweeney, Gates & Co.
                                               -------------------------
                                               Sweeney, Gates & Co.

Ft. Lauderdale, Florida
February 1, 2002

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
           AND PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL CONDITION


                                                                   Pro forma
                                                                 December 31,
                                                                     2001
                                                                   (Note 3)              2001               2000
                                                                   --------              ----               ----
ASSETS

Cash and cash equivalents                                           $ 1,803,323        $ 1,803,323         $ 2,003,693
Cash and treasury bills segregated pursuant to
  federal and other regulations                                         523,706            523,706           1,192,199
Receivables from customers, net of allowance
  for doubtful accounts of $0 and
  $104,491, respectively                                              8,774,765          8,774,765          11,988,581
Receivables from brokers and dealers and
  clearing organizations                                              3,776,626          3,776,626           2,313,499
Deposits at clearing organizations                                      535,237            535,237             707,145
Property and equipment, net of accumulated
  depreciation of $90,752 and $58,036, respectively                     111,466            111,466             212,311
Customer list                                                         1,811,777          1,811,777                   -
Other assets                                                            238,516            238,516             134,429
                                                                    -----------        -----------         -----------
            Total assets                                            $17,575,416        $17,575,416         $18,551,857
                                                                    ===========        ===========         ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Short-term borrowings from bank                                   $ 1,032,000        $ 1,032,000         $ 2,945,000
  Accounts payable, accrued expenses
    and other liabilities                                             2,731,576          2,731,576           2,902,587
  Payable to customers                                                8,990,457          8,990,457           8,783,965
  Payable to brokers and dealers and clearing
    organizations                                                       116,152            116,152              543,360
  Contract payable                                                    1,735,155          1,735,155                   -
  Distribution payable to shareholders                                  600,000                  -                   -
                                                                    -----------        -----------         -----------

        Total liabilities                                            15,205,340         14,605,340          15,174,912
                                                                   ------------      -------------        ------------

Shareholders' equity:
  Preferred stock, $.01 par value, 1,000,000 shares
    authorized; none issued and outstanding                                   -                  -                   -
  Common stock, $.01 par value, 100,000,000
    shares authorized; 4,000,000 shares issued
    and outstanding                                                      40,000             40,000              40,000
  Additional paid-in capital                                          2,330,076            500,691             500,691
  Retained earnings                                                           -          2,429,385           2,836,254
                                                                    -----------        -----------         -----------

        Total shareholders' equity                                    2,370,076          2,970,076           3,376,945
                                                                    -----------        -----------         -----------

            Total liabilities and shareholders' equity              $17,575,416        $17,575,416         $18,551,857
                                                                    ===========        ===========         ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                   2001                2000               1999
                                                                   ----                ----               ----

Revenues:
    Order execution trading revenues, net                         $ 7,724,244        $14,117,905         $10,441,910
    Commissions and fees                                           10,428,857         10,939,186           6,134,454
    Order flow                                                         52,005            456,184             102,806
    Interest                                                          741,812          2,694,630             829,381
    Other                                                             563,341            234,784              89,752
                                                                  -----------        -----------         -----------
                                                                   19,510,259         28,442,689          17,598,303
                                                                  -----------        -----------         -----------

Expenses:
    Employee compensation and benefits                              7,545,078         11,541,916           5,938,502
    Commissions and clearing costs                                  4,210,434          3,821,323           1,631,139
    Order flow payments                                             2,183,296          3,391,663           2,775,599
    Interest                                                          582,301          1,130,222             463,345
    Communications and data processing                                527,474          1,242,610             807,187
    General and administrative                                      2,629,370          4,183,744           1,923,101
    Advertising                                                       297,025            533,634             601,104
                                                                  -----------        -----------         -----------

                                                                   17,974,978         25,845,112          14,139,977
                                                                  -----------        -----------         -----------

Net income                                                        $ 1,535,281        $ 2,597,577         $ 3,458,326
                                                                  ===========        ===========         ===========

Earnings per share - basic and diluted                            $      0.38        $      0.65         $       .86
                                                                  ===========        ===========         ===========
Unaudited pro forma information (Note 3):
    Income before income taxes                                    $ 1,535,281        $ 2,597,577         $ 3,458,326
    Provisions for income taxes                                       577,700            977,500          1,300,000
                                                                  -----------        -----------         -----------

Net income                                                        $   957,581        $ 1,620,077         $ 2,158,326
                                                                  ===========        ===========         ===========

Pro forma earnings per share - basic and diluted                  $      0.24        $      0.41         $       .54
                                                                  ===========        ===========         ===========
Weighted average shares outstanding                                 4,000,000          4,000,000           4,000,000
                                                                  ===========        ===========         ===========




              The accompanying notes are an integral part of these
                       consolidated financial statements.

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999



                                                     Common Stock                   Additional
                                         --------------------------------------      paid-in            Retained
                                                 Shares         Amount               capital            earnings
                                                --------        ------             -----------         ----------

Balance at January 1, 1999                      4,000,000    $    40,000            $  224,379         $ 1,674,911


Net income                                              -              -                     -           3,458,326

Shareholders' distribution                              -              -                     -          (2,247,574)
                                               ----------      ---------            ----------         -----------


Balance at December 31, 1999                    4,000,000         40,000               224,379           2,885,663

Capital contribution                                    -              -               276,312                   -

Net income                                              -              -                     -           2,597,577

Shareholders' distribution                              -              -                     -          (2,646,986)
                                               ----------      ---------            ----------         -----------


Balance at December 31, 2000                    4,000,000         40,000               500,691           2,836,254

Net income                                              -              -                     -           1,535,281

Shareholders' distribution                              -              -                     -          (1,942,150)
                                               ----------      ---------            ----------         -----------

Balance at December 31, 2001                    4,000,000      $  40,000            $  500,691         $ 2,429,385
                                               ==========      =========            ==========         ===========





              The accompanying notes are an integral part of these
                       consolidated financial statements.

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                     2001                2000               1999
                                                                     ----                ----               ----
Operating activities:
  Net income                                                      $ 1,535,281        $ 2,597,577         $ 3,458,326

  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation                                                       88,044            124,800              59,395
    Amortization of customer list                                     266,438                  -                   -
    Provision for doubtful accounts                                         -                  -             230,924
    Loss on disposal of furniture and equipment                        45,846             93,634               3,731
    Non-cash contributions of rental expense                                -            276,312                   -
    Change in assets and liabilities:
      Cash and treasury bills segregated pursuant
        to federal and other regulations                              668,493             27,213             124,210
      Receivables from customers                                    3,213,816          3,596,421         (10,815,535)
      Receivable from brokers and dealers and
        clearing organizations                                     (1,463,127)           (95,351)         (1,702,419)
      Deposits at clearing organizations                              171,908              4,154             734,642
      Other assets                                                   (104,087)           177,980            (236,704)
      Accounts payable, accrued expenses
        and other liabilities                                        (171,011)           982,836             906,023
      Payable to customers                                            206,492         (1,985,349)          6,384,953
      Payable to brokers and dealers
        and clearing organizations                                   (427,208)           199,227            (237,276)
                                                                  -----------        -----------          ----------

      Net cash provided by (used in) operating activities           4,030,885          5,999,454          (1,089,730)
                                                                  -----------        -----------          ----------
Investing activities:
  Purchases of furniture and equipment                                (33,045)          (190,917)           (191,379)
  Purchase of assets (net of cash acquired)                          (343,060)                 -                   -
                                                                  -----------        -----------          ----------

      Net cash used in investing activities                          (376,105)          (190,917)           (191,379)
                                                                  -----------        -----------          ----------


Financing activities:
  Short-term borrowings from bank                                           -                  -           5,041,000
  Payment of short-term borrowings from bank                       (1,913,000)        (3,038,000)                  -
  Shareholder distributions                                        (1,942,150)        (2,646,986)         (2,247,574)
                                                                  -----------        -----------          ----------

      Net cash provided by (used in) financing activities          (3,855,150)        (5,684,986)          2,793,426
                                                                  -----------        -----------          ----------

Net increase (decrease) in cash and cash equivalents                 (200,370)           123,551           1,512,317
Cash and cash equivalents at beginning of year                      2,003,693          1,880,142             367,825
                                                                  -----------        -----------          ----------

Cash and cash equivalents at end of year                          $ 1,803,323        $ 2,003,693         $ 1,880,142
                                                                  ===========        ===========         ===========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                                      $   526,347        $ 1,130,222         $   463,345
                                                                  ===========        ===========         ===========





              The accompanying notes are an integral part of these
                       consolidated financial statements.

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and operations - Empire Financial Holding Company (the "Company"), a Florida corporation, was formed on February 16, 2000 to acquire Empire Financial Group, Inc. ("Empire Group"), Advantage Trading Group, Inc. ("Advantage") and Empire Investment Advisors, Inc. ("Advisors"). Because all of these entities were owned by the same shareholders, the acquisitions have been accounted for at historical cost in a manner similar to a pooling of interests. Accordingly, the consolidated financial statements reflect the results of operations of the acquired companies for all periods presented. All subsidiaries are wholly owned and all significant intercompany transactions and accounts have been eliminated in consolidation.

Empire Group, incorporated in Florida on August 20, 1990, is a securities broker dealer, which provides discount brokerage services to retail and institutional customers. Advantage, incorporated in Florida on July 18, 1995, is a securities broker dealer, which acts as principal in providing order execution services for independent broker dealers and also acts as a clearing broker for its affiliate, Empire Group and other broker dealers. Advisors, incorporated in Florida on September 10, 1999, is a fee-based investment advisory service, which offers its services to retail customers. The Company's executive office is located in Longwood, Florida, and the Company has approximately 20 fully independent branch offices located in the United States. The Company operates in two primary business segments, retail brokerage services (Empire Group and Advisors) and order execution services (Advantage).

Cash and cash equivalents - The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents for purposes of the consolidated statement of cash flows.

Securities owned and securities sold, not yet purchased - Securities owned, which are readily marketable, and securities sold, not yet purchased (short sales), are recorded at market value with unrealized gains or losses reflected in income currently. At December 31, 2001 and 2000, the Company had securities owned of approximately $4,172 and $49,542 respectively, which are included in other assets in the consolidated statement of financial condition. At December 31, 2001 and 2000 the Company did not have any securities sold, not yet purchased.

Property and equipment - Furniture and equipment are recorded at cost. Leasehold improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed from the accounts, and any gains or losses are included in operations. Leasehold improvements are amortized using the straight-line method over the lease term. Depreciation and amortization on furniture and equipment are provided utilizing the double declining balance method over the estimated useful lives of the related assets, which range from five to seven years. The Company recorded losses on the disposal of furniture and equipment of $45,846, $93,634 and $3,371 for the years ended December 31, 2001, 2000 and 1999, respectively, which has been recorded in general and administrative expenses in the consolidated statements of income.

Impairment accounting - The Company evaluates the recoverability of its property and equipment and intangible assets in accordance with Statement of Financial Accounting Standards Board No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires recognition of impairment of long-lived assets, including goodwill and other intangible assets, in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. When an asset exceeds its expected operating cash flow, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values.

Revenue recognition - Securities transactions and the related revenues and expenses are recorded on the trade date.

Order execution trading revenues, net - Order execution trading revenues, net, are generated from the difference between the price paid to buy securities and the amount received from the sale of securities. Volatility of stock prices, which can result in significant price fluctuations in short periods of time, may result in trading gains or losses. The Company typically acts as principal in these transactions and does not receive a fee or commission for providing order execution services.

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    (continued)

Commissions and fees - Commissions and fees include revenues generated from transactional fees charged to retail and institutional customers. Commissions and fees also include mutual fund transaction sales commissions and trailer fees, which are periodic fees paid by mutual funds as an incentive to keep assets invested with them over time.

Deferred revenue - The Company defers commission revenue on annuity contracts when the issuer has a right to charge back commissions should the annuity owner surrender the contract. Commission revenue is recorded when charge back provisions expire.

Advertising - Advertising costs are expensed as incurred.

Income taxes - The Company, Empire Group, Advantage and Advisors, have each, with the consent of their shareholders, elected to be taxed as an S corporation which provides for taxable income of the respective company to be included in the income tax returns of the individual shareholders. Accordingly, the accompanying consolidated financial statements reflect no provision for income taxes for the years ended December 31, 2001, 2000, or 1999. The Company and its subsidiaries will automatically terminate their S corporation elections concurrently with the offering. The pro forma adjustments shown in the consolidated statements of income reflect provisions for income taxes computed based upon statutory tax rates as if the Company had been subject to federal and state taxation during 2001, 2000 and 1999.

Management estimates and assumptions - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments - The financial instruments of the Company are reported in the accompanying consolidated statement of financial condition at their carrying values, which approximate their fair values due to their short-term nature.

Earnings per share - Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share considers the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Company had no contracts or other obligations to issue common stock outstanding at December 31, 2001, 2000 and 1999.

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    (continued)

Segment reporting - The Company reports its segment information according to Statement of Financial Accounting Standards Board No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). The segments are reported based on management's approach for making operating decisions and addressing performance. SFAS 131 also requires disclosures about products and services, geographic areas, and major customers.

Recent pronouncements - In June 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") was issued, which establishes standards for financial accounting and reporting for intangible assets acquired individually or with a group of other assets and for the reporting of goodwill and other intangible assets acquired in a business acquisition subsequent to initial accounting under SFAS 141. SFAS 142 supercedes APB Opinion No. 17, "Intangible Assets" and related interpretations. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS 142 for its fiscal year commencing January 1, 2002, and the Company has not concluded the effect, if any, SFAS 142 will have on its consolidated financial statements.

In June 2001, Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143") was issued, which establishes standards for reporting the obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged. The Company will adopt SFAS 143 no later than its fiscal year commencing January 1, 2003, and the Company has not concluded the effect, if any, SFAS 143 will have on its consolidated financial statements.

In August 2001, Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144") was issued, which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. SFAS 144 supercedes in part FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of;" and APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Further, it amends ARB No. 51, "Consolidated Financial Statements." SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company will adopt SFAS 144 for its fiscal year commencing January 1, 2002, and the Company has not concluded the effect, if any, SFAS 144 will have on its consolidated financial statements.

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


2. ACQUISITION

On July 23, 2001, the Company acquired specified assets, consisting primaily of contract rights with independent registered representatives, and assumed specified liabilities, consisting primarily of contract obligations of Centennial Capital Management, Inc. ("Centennial"). Centennial was in the business of processing securities transactions for, and providing other support services to, independent registered representatives located throughout the United States. The transaction has been accounted for as a purchase effective as of August 1, 2001.

The purchase price was based on the revenues of the former Centennial representatives for the three months ended December 31, 2001, and was reduced by the amount of liabilities paid on behalf of Centennial and amounts advanced by the Company to Centennial. Of the total purchase price of $2,125,785, $390,630 has already been paid and the Company has agreed in writing to pay the balance of $1,735,155, less any additional liabilities paid on behalf of Centennial by the Company and any other amounts that may be advanced by the Company to Centennial, either in cash within five business days after completion of the Company's initial public offering or, if the Company does not complete such offering by July 31, 2002, by executing and delivering to Centennial a promissory note for such amount no later than August 1, 2002.

The allocation of the purchase price is as follows:

       Cash segregated pursuant to federal
         and other regulations                              $    25,000
       Receivable from clearing organization                     22,571
       Customer list                                          2,078,214
                                                            -----------

                                                              2,125,785

         Total liabilities assumed                             (390,630)
                                                            -----------

       Net assets acquired                                  $ 1,735,155
                                                            ===========

The customer list, which consists of Centennial's contractual relationships with its registered represenatatives, will be amortized at the projected average life of the Company's relationship with its registered representatives, which is estimated by the Company to be 3.3 years. Amortization per annum is estimated at approximately $639,000. Since the acquisition, approximately $266,000 was amortized during the period ended December 31, 2001. Because the independent registered representatives are not contractually obligated to process securities transactions through the Company, it is possible that one or more representatives may leave taking their business with them, creating the possibility the Company will not realize the full value of the customer list. If this occurs, the Company will have to reevaluate the realizability of the customer list.

Since August 1, 2001, the Company has processed the transactions of the former Centennial representatives through Empire Capital Management, a division of Empire Financial Group, Inc. The revenue, net income and identifiable assets have been assigned to the retail brokerage services segment for segment information purposes.

Since the acquisition does not meet the conditions of a significant acquisition at the 20% or greater threshold, pro forma information has not been provided.

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


3.  PRO FORMA INFORMATION

The presentation of a pro forma consolidated statement of financial condition at December 31, 2001, reflects the effect on historical retained earnings of a planned S corporation distribution to the existing shareholders of approximately $1,200,000, and the contribution of the remaining undistributed earnings to additional paid-in capital.

The pro forma adjustments shown in the consolidated statements of income reflect provisions for income taxes computed based upon statutory tax rates as if the Company had been subject to federal and state taxation during the periods presented.


4.  CLEARING AGREEMENTS

In connection with its retail brokerage services business, the Company has clearing agreements with three unaffiliated firms. Under such agreements, the clearing brokers provide the Company execution and clearing services on a fully disclosed basis. In order to facilitate transactions with the unaffiliated clearing brokers, the Company maintained deposits of approximately $125,000 and $197,000 at December 31, 2001 and 2000, respectively, at the three unaffiliated firms. The deposits are included in deposits at clearing organizations in the consolidated statements of financial condition.


5.  CASH AND TREASURY BILLS SEGREGATED PURSUANT TO FEDERAL AND OTHER REGULATIONS

Cash of $35,921 and $211,028 and U. S. Treasury Bills with a market value of $487,785, and $981,171 as of December 31, 2001 and 2000, respectively, were segregated under the Commodity Exchange Act and represent funds deposited by customers and funds accruing to customers as a result of trades and contracts.

At December 31, 2001 and 2000, the Company was not required to maintain segregated funds in the special reserve bank account for the benefit of customers under Rule 15c3-3 of the Securities and Exchange Commission.


6.  RECEIVABLE FROM AND PAYABLE TO CUSTOMERS

Receivable from and payable to customers arise from cash and margin transactions executed by the Company on the customers' behalf. Receivables are collateralized by securities owned by customers with a estimated fair value of approximately $9,121,000 and $16,993,000 at December 31, 2001 and 2000, respectively. Such collateral is not reflected in the accompanying consolidated statements of financial condition.

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


7. RECEIVABLE FROM AND PAYABLE TO BROKERS AND DEALERS AND CLEARING
   ORGANIZATIONS

Amounts receivable from and payable to brokers and dealers and clearing organizations consisted of the following at December 31, 2001 and 2000:

                                                      2001             2000
                                                      ----             ----

 Receivable:
   Securities failed to deliver                   $    258,810     $     3,649
   Deposits on securities borrowed                   1,358,100           3,913
   Other amounts due from brokers and dealers        2,159,716       2,305,937
                                                  ------------    ------------

                                                  $  3,776,626     $ 2,313,499
                                                  ============     ===========

 Payable:
   Securities failed to receive                   $     10,414     $     7,729
   Payable to clearing organizations                    18,749          45,417
   Order flow payable                                   86,989         490,214
                                                  ------------   -------------

                                                  $    116,152     $   543,360
                                                  ============     ===========

Deposits on securities borrowed represent cash on deposit with other brokers and dealers relating to securities borrowed. If these deposits were not returned, the Company could sustain a loss if the market value of the securities borrowed declines.


8. ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER LIABILITIES

Accounts payable, accrued expenses and other liabilities consisted of the following at December 31, 2001 and 2000:

                                            2001             2000
                                            ----             ----

 Accounts payable                        $   440,054      $    546,314
 Bank overdrafts                             835,053           703,831
 Accrued payroll                             467,645         1,101,113
 Accrued payroll taxes                        41,240            75,335
 Accrued rent                                276,312                 -
 Other                                       171,272           475,994
 Deferred revenue                            500,000                 -
                                         -----------      ------------


                                         $ 2,731,576      $  2,902,587
                                         ===========      ============

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


9.  SHORT-TERM BORROWINGS FROM BANKS

The Company has entered into three brokerage credit agreements with a commercial bank, pursuant to which the bank may, without any obligation to do so, advance to the Company the lesser of $25,000,000 or a percentage of the market value of the available collateral that is pledged to the bank. Borrowings under the agreements are due on demand and bear interest at rates quoted, from time to time, by the bank to the Company. The average interest rates charged by the bank to the Company were 5.0% and 7.3% during the year ended December 31, 2001 and 2000, respectively. The Company's available collateral under these agreements includes securities owned by its customers in margin accounts and securities owned by the Company which the Company may elect to pledge to the bank. The Company's margin agreements with its customers permit the Company to pledge their securities as collateral for the Company's bank loans. The amount owed to the bank under these agreements was $1,032,000 at December 31, 2001, and it was collateralized by $4,053,000 of securities owned by the Company's customers in margin accounts that were pledged to the bank. At December 31, 2000, the aggregate amount owed to the bank was $2,945,000 and was collateralized by $9,315,000 of securities owned by the Company's customers in margin accounts that were pledged to the bank. The term of the current agreements expire May 31, 2002. Additionally, at December 31, 2001 and 2000, the Company had bank overdrafts of approximately $579,000 and $682,000 due to the same bank. At December 31, 2001, the Company had a bank overdraft of approximately $256,000 due to another bank. The bank overdrafts are recorded in accounts payable on the statement of financial condition.

10. EQUITY

On December 3, 2001, the Company authorized a 1.3 to 1 common stock split for shareholders of record on December 3, 2001. All share and per share amounts have been restated to show the effect of the split.


11. COMMITMENTS AND CONTINGENCIES

Related party commitments

In November 1999, the Company entered into a lease agreement for operating facilities with a corporation owned by the two controlling shareholders of the Company. The lease contains escalating rental payments and expires in May 2009. Rental expense is reflected on a straight-line basis over the term of the lease. During the year ended December 31, 2001, the shareholders deferred payment of rent, and for the year ended December 2000, the shareholders waived payment of rent by the Company. For the year ended December 31, 2000, $276,312 was recorded as contributed to capital. Included in rent expense for 1999, was $48,000 paid to the two controlling shareholders of the Company.

At December 31, 2001, future minimum annual lease payments, all of which relate to the operating facilities lease, were as follows:

             2002                                 $    251,302
             2003                                      263,868
             2004                                      277,062
             2005                                      290,918
             2006                                      305,460
             Thereafter                                800,650
                                                  ------------

                                                  $  2,189,260
                                                  ============

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

11.  COMMITMENTS AND CONTINGENCIES (continued)

Other commitments and contingencies

The Company has entered into employment agreements (the "Agreements") with the co-chief executive officers of the Company. The Agreements become effective should the Company complete an initial public offering. The terms of the Agreements commence on the date the initial public offering is completed and extend through December 31, 2005, unless cancelled earlier as provided for in the Agreements. The Agreements provide a base salary of $375,000 for each co-chief executive officer, plus bonuses and incentive compensation to be decided at the discretion of the board of directors. The Agreements automatically extend for a period of one additional year commencing January 3, 2003, and each year thereafter, unless written notice is delivered by either of the co-chief executive officers or the Company terminating the Agreement(s) by giving one hundred eighty (180) days notice of termination prior to January 1 of any year. The minimum amount to be paid to both of the co-chief executive officers under the Agreements in any full year is $750,000.

The Company has entered into an employment agreement (the "Agreement") with the vice president of development of the Company. The Agreement commenced on December 27, 2000, and continues through December 31, 2004, unless cancelled earlier as provided for in the Agreement. The Agreement provides for a base salary of $150,000, plus bonuses and incentive compensation to be decided at the discretion of the board of directors. Additionally, 200,000 stock options at an exercise price equal to the initial public stock offering price will be granted to the officer upon completion of an initial public stock offering. The Agreement automatically extends for periods of one additional year after the date of termination unless either the employee or the Company give a written ninety (90) days notice of termination prior to the expiration date or any continuance thereof.

At December 31, 2001, future minimum salary obligations under the Agreement were as follows:

              2002     $ 150,000
              2003       150,000
              2004       150,000
                       ---------
                       $ 450,000
                       =========

During March 2000 the Company adopted the 2000 Incentive Compensation Plan (the "Plan"). The Plan is designed to serve as an incentive for retaining directors, employees, consultants and advisors. Stock options, stock appreciation rights and restricted stock options may be granted to certain persons in proportion to their contributions to the overall success of the Company as determined by the board of directors or a committee thereof. The Company has agreed to issue stock options covering 200,000 shares of common stock at an exercise price equal to the price of the Company's initial public stock offering to the vice president of development of the Company, if the Company completes an offering. The options vest immediately if the offering occurs, but the vice president may only sell up to 100,000 shares from the exercise of the options during the first twelve months after the offering. Thereafter, the vice president may sell 20,000 additional shares per year on a cumulative basis. The Company has made no other provisions for the granting of stock options, stock appreciation rights or restricted stock options to directors, employees, consultants or advisors.

Except for the Company's Atlanta office, the Company does not have lease agreements for its branch offices. The rent for the branch offices is paid by the independent registered representatives located in those offices. The Company's Atlanta office lease expires on August 31, 2004.

At December 31, 2001, future minimum annual rental payments for the Atlanta office were as follows:

              2002     $ 13,989
              2003       14,479
              2004        9,875
                       --------
                       $ 38,343
                       ========

The Company is a defendant or co-defendant in various lawsuits incidental to its retail brokerage services business. The Company is contesting the allegations of the complaints in these cases. In view of the number and diversity of claims against the Company, the number of jurisdictions in which litigation is pending and the inherent difficulty of predicting the outcome of litigation and other claims, management cannot state with certainty the eventual outcome of pending litigation or other claims. In the opinion of management, based on discussions with legal counsel, the outcome of the matters will not result in a material adverse effect on the financial position or results of operations of the Company.

12.  NET CAPITAL AND RESERVE REQUIREMENTS

The broker dealer subsidiaries of the Company are subject to the Securities and Exchange Commission Uniform Net Capital Rule 15c3-1 and the requirements of the securities exchanges of which they are members. This rule requires that aggregate indebtedness, as defined, not exceed 15 times net capital, as defined. Rule 15c3-1 also provides for an alternative net capital requirement which, if elected, requires that net capital be equal to the greater of $250,000 or 2% of aggregate debit items computed in applying the formula for determination of reserve requirements. Advantage elected to use the alternative net capital calculation for the years ended December 31, 2001 and 2000.

Net capital positions of the Company's broker dealer subsidiaries were as follows at December 31, 2001 and 2000:

                                                      2001             2000
                                                      ----             ----
 Advantage Trading Group:

 Net capital as a percentage of aggregate
   debit items                                           16.00%          20.34%
 Net capital                                       $ 1,798,877     $ 2,630,281
 Required net capital                              $   250,000     $   258,668

 Empire Group:

 Ratio of aggregate indebtedness to net capital      4.90 to 1       1.21 to 1
 Net capital                                       $   330,491     $   877,012
 Required net capital                              $   250,000     $   250,000

Advantage is also subject to Rule 15c3-3 under the Securities Exchange Act of 1934, which specifies certain conditions under which brokers and dealers carrying customer accounts are required to maintain cash or qualified securities in a special reserve bank account for the exclusive benefit of customers.

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


12.  NET CAPITAL AND RESERVE REQUIREMENTS (continued)

Amounts to be maintained, if required, are computed in accordance with a formula defined in the Rule. At December 31, 2001 and 2000, Advantage was not required to maintain cash or securities in a special reserve account. However, Advantage did have on deposit in the special reserve account approximately $478,000 and $211,000 at December 31, 2001 and 2000, respectively.

Empire Group is exempt from the provisions of Rule 15c3-3 under Paragraph
(k)(2)(ii) of the Rule as it clears all transactions with and for customers on a fully-disclosed basis with affiliated and unaffiliated clearing brokers.


13.  OFF-BALANCE SHEET RISK

In the normal course of business, the Company purchases and sells securities as principal for its own account and on behalf of its customers. If either the customer or a broker dealer fails to perform, the Company could be required to discharge the obligations of the nonperforming party. In these circumstances, the Company could sustain a loss of the market value if the security contract is different from the contract value of the transaction.

In addition, the Company may sell securities it does not own and will, therefore, be obligated to purchase such securities at a future date and may incur a loss if the market value of the securities increases subsequent to the date of sale. At December 31, 2001 and 2000, the Company had sold no securities that it did not own.

In the normal course of business, the Company's customer clearance activities involve the execution, settlement, and financing of various customer securities transactions. These activities may expose the Company to off-balance sheet risk in the event the customer or other broker is unable to fulfill its contracted obligations and the Company has to purchase or sell the financial instrument underlying the contract at a loss.

The Company's customer securities activities are transacted on either a cash or margin basis. In margin transactions, the Company extends credit to its customers, subject to various regulatory and internal margin requirements, collateralized by cash and securities in the customers' accounts. In connection with these activities, the Company executes and clears customer transactions involving the sale of securities not yet purchased, substantially all of which are transacted on a margin basis subject to individual exchange regulations. Such transactions may expose the Company to significant off-balance sheet risk in the event margin requirements are not sufficient to fully cover losses that customers may incur. In the event the customer fails to satisfy its obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices to fulfill customer's obligations. The Company seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors margin levels daily and requires the customer to deposit additional collateral pursuant to such guidelines or to reduce positions.

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


13.  OFF-BALANCE SHEET RISK (continued)

The Company's customer financing and securities settlement activities require the Company to pledge customer securities as collateral in support of various secured financing sources such as bank loans and securities loaned. In the event other parties are unable to meet contractual obligations to return customer securities pledged as collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its customer obligations. The Company controls this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess market exposure. In addition, the Company establishes credit limits for such activities and monitors compliance on a daily basis.


14.  FINANCIAL INFORMATION BY BUSINESS SEGMENT

The Company operates in two primary business segments - retail brokerage services and order execution services. Retail brokerage services (including sale of equities, mutual funds and fixed income products) are provided on a discount basis to retail and institutional customers through online trading or through the branches of Empire Group and its division. Retail brokerage services also includes services provided through Advisors. Order execution services are conducted through Advantage, which fills orders to purchase or sell securities received from independent broker dealers on behalf of their retail customers. Advantage typically acts as principal in these transactions and derives order execution trading revenues, net, from the difference between the price paid when a security is bought and the price received when that security is sold. Advantage does not typically receive a fee or commission for providing order execution services. Advantage normally closes out of its trade positions at the end of each day and does not maintain securities inventory in order to reduce the risks from market volatility. Advantage also clears securities transactions for its own account and for its affiliate, Empire Group and its division, plus other unaffiliated broker dealers. The expenses of Empire Financial Holding Company and its identifiable assets are carried as corporate in the segment information.

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


14.  FINANCIAL INFORMATION BY BUSINESS SEGMENT (continued)

         The accounting policies of the Company's segments are the same as those described in the "Nature of Business and Summary of Significant Accounting Policies." Information concerning operations in these segments of business is as follows at December 31, 2001, 2000 and 1999:

                                                    2001              2000             1999
                                                    ----              ----             ----
         Revenue:
           Order execution services              $  9,438,659      $ 16,492,993      $ 11,628,511
           Retail brokerage services               10,587,008        13,014,486         6,906,442
           Eliminations                              (515,408)       (1,064,790)         (936,650)
                                               ---------------    --------------   ---------------

                                                 $ 19,510,259      $ 28,442,689      $ 17,598,303
                                                 =============     ============      ============

         Net income:
           Order execution services              $  1,036,991      $  1,368,385      $  2,855,586
           Retail brokerage services                  764,728         1,229,192           602,740
           Corporate                                 (266,438)                -                 -
                                               --------------     -------------     -------------

                                                 $  1,535,281      $  2,597,577      $  3,458,326
                                                =============     =============     =============

         Identifiable assets:
           Order execution services              $ 14,049,396      $ 16,562,847      $ 21,250,103
           Retail brokerage services                2,539,131         2,045,025         1,202,302
           Corporate                                1,811,777                 -                 -
           Eliminations                              (824,888)          (56,015)         (286,165)
                                               ---------------  ----------------   ---------------

                                                 $ 17,575,416      $ 18,551,857      $ 22,166,240
                                                 ============      ============      ============

         All of the Company's financial transactions are transacted in the United States, and all long-lived assets are located in the United States.

Eliminations represent revenues, receivables and payables from intercompany transactions. Most intercompany transactions are the result of clearing operations between Empire Group and its division and Advantage.

================================================================================

         No dealer, salesperson, or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, the information or representations must not be relied upon as having been authorized by us or the underwriters. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or since the dates as of which information is set forth herein. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer in such jurisdiction.




         Until May 4, 2002 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================


================================================================================

                                EMPIRE FINANCIAL
                                HOLDING COMPANY

                              1,000,000 Shares of
                                  Common Stock

                                 --------------
                                   PROSPECTUS
                                 --------------

                         KEEFE, BRUYETTE & WOODS, INC.
                          EMPIRE FINANCIAL GROUP, INC.

                                 April 9, 2002

================================================================================